     As filed with the Securities and Exchange Commission on March 8, 2002
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               COTT BEVERAGES INC.
                              AND OTHER REGISTRANTS
                       (SEE TABLE OF CO-REGISTRANTS BELOW)
             (Exact name of registrant as specified in its charter)


          Georgia                           2086                       58-1947565
(State or Other Jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
Incorporation of Organization)     Classification Code Number)    Identification Number)



                      5405 CYPRESS CENTER DRIVE, SUITE 100
                              TAMPA, FLORIDA 33609
                                 (813) 342-2500
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                             Mark R. Halperin, Esq.
                                Cott Corporation
                        207 Queen's Quay West, Suite 340
                        Toronto, Ontario Canada M5J 1A7
                                 (416) 203-5604
    (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                    COPY TO:

                             H. John Michel, Jr.
                           Drinker Biddle & Reath LLP
                   One Logan Square, 18th & Cherry Streets
                      Philadelphia, Pennsylvania 19103-6996
                                 (215) 988-2700

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this registration statement and satisfaction of all other conditions to the exchange offer described in the prospectus included herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance
with General Instruction G, check the following box.   [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]

                         CALCULATION OF REGISTRATION FEE

                                           Proposed
                                             Maximum     Proposed Maximum     Amount of
   Title of Securities   Amount to be    Offering Price      Aggregate      Registration
    to be Registered      Registered        Per Unit     Offering Price(1)       Fee

 8% Senior Subordinated
 Notes due 2011, Series B   $275,000,000      100%         $275,000,000       $25,300

    Guarantees of 8%
   Senior Subordinated
    Notes, due 2011,         N/A            N/A              N/A             N/A
        Series B(2)

   (1) The registration fee has been calculated pursuant to Rule 457(f)(2). The Proposed Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee.

   (2) Represents the guarantees of the 8% Senior Subordinated Notes due 2011, Series B, to be issued by the Co-Registrants. Pursuant to Rule 457(n) under the Act, no additional registration fee is being paid in respect of the guarantees. The guarantees are not traded separately.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             TABLE OF CO-REGISTRANTS

Exact Name of          State or Other    Primary standard
registrant             Jurisdiction of   Industrial          I.R.S. Employer
As specified in its   Incorporation or   Classification      Identification
charter                 Organization     Number              Number

Cott Corporation           Canada              2086          None
Cott Holdings Inc.     Delaware & Nova         2086          58-2020185
                           Scotia
Cott USA Corp.             Georgia             2086          58-1947564
Cott Vending Inc.         Delaware             2086          80-0003395
Interim BCB, LLC          Delaware             2086          None

   THE ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF EACH OF THE CO-REGISTRANT'S PRINCIPLE EXECUTIVE OFFICES IS C/O COTT CORPORATION 207 QUEEN'S QUAY WEST, SUITE 340, TORONTO, ONTARIO M5J 1A7, (416) 203-3898.

   THE NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF THE AGENT FOR SERVICE OF EACH OF THE CO-REGISTRANTS IS MARK R. HALPERIN, ESQ., C/O COTT CORPORATION, 207 QUEEN'S QUAY WEST, SUITE 340, TORONTO, ONTARIO CANADA M5J 1A7.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MARCH 8, 2002
PROSPECTUS
                                     [LOGO]

                               COTT BEVERAGES INC.
                 PAYMENT OF PRINCIPAL AND INTEREST GUARANTEED BY
                                COTT CORPORATION

                                OFFER TO EXCHANGE
         8% SENIOR SUBORDINATED NOTES DUE 2011, SERIES B THAT HAVE BEEN
                   REGISTERED UNDER THE SECURITIES ACT OF 1933
                                       FOR
                             ANY AND ALL OUTSTANDING
                 8% SENIOR SUBORDINATED NOTES DUE 2011, SERIES A
                 ($275,000,000 IN PRINCIPAL AMOUNT OUTSTANDING)

                               THE EXCHANGE OFFER

       The exchange offer expires at 5:00 p.m., New York City time, on _______________, 2002, unless extended.

      The exchange offer is not conditioned upon the tender of any minimum aggregate amount of the outstanding 8% Senior Subordinated Notes due 2011, Series A, which we refer to in this prospectus as the outstanding 8% notes.

      All of the outstanding 8% notes tendered according to the procedures in this prospectus and not withdrawn will be exchanged for an equal principal amount of exchange notes.

      The exchange offer is not subject to any condition other than:
       -      compliance of the exchange offer with securities laws;
       -      proper tender of the outstanding 8% notes;
       - representation by the holders of the outstanding 8% notes that they are not our affiliates, that they are acquiring the exchange notes in the ordinary course of business and that at the time the exchange offer is completed the holders do not plan to participate in distributing the exchange notes; and
       - no judicial or administrative proceeding is pending or threatened that would limit us from proceeding with the exchange offer.

                               THE EXCHANGE NOTES

      We previously issued $275,000,000 aggregate principal amount of the outstanding 8% notes. These securities were not registered under the Securities Act of 1933. We are now offering you the opportunity to exchange the outstanding 8% notes for an equal amount of registered exchange notes. The terms of the exchange notes are substantially identical to those of the outstanding 8% notes, except that we have registered the exchange notes with the SEC, meaning that they will not be subject to the transfer restrictions applicable to the outstanding 8% notes. We will not apply to list any of the exchange notes on any securities exchange or arrange for them to be quoted on any quotation system.

      The exchange notes will be our unsecured senior subordinated obligations and will be guaranteed on a senior subordinated basis by Cott Beverages Inc.'s ultimate parent company, Cott Corporation, and by certain of Cott Corporation's United States subsidiaries. The exchange notes will be subordinated in right of payment to all of Cott Beverages Inc.'s existing and future senior debt, and each guarantee will be subordinated in right of payment to all of the applicable guarantor's existing and future senior debt.

      Interest on the exchange notes will accrue from December 21, 2001, or from the most recent interest payment date that occurs before we complete the exchange offer, and is payable on June 15 and December 15 of each year, beginning on June 15, 2002. The notes will mature on December 15, 2011. We may redeem the notes on or after December 15, 2006. Until December 15, 2004, we may redeem up to 35% of the notes from the proceeds of an equity offering.

      YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 16 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is ______________, 2002.

                                TABLE OF CONTENTS

                                   Page                                     Page
Forward-Looking Statements....       2    Description of Other Indebtedness   42
Prospectus Summary............       4    Description of Notes.........       44
Risk Factors..................      16    Certain Federal Income Tax
The Exchange Offer............      25       Considerations............       93
Use of Proceeds...............      38    Plan of Distribution.........       98
Ratio of Earnings to Fixed Charges  38    Legal Matters................       99
Capitalization................      39    Experts......................       99
Selected Historical Consolidated          Where You Can Find More
   Financial Data.............      40    Information..................       99


      You should rely only on the information contained or incorporated by reference in this document. We have not authorized any other person to provide you with different information in connection with this exchange offer. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume the information appearing in this document is accurate only as of the date on the front cover of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

      This document is based on information provided by us and other sources we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this document. In making an investment decision, you must rely on your own examination of our business and the terms of this offering and the notes, including the merits and risks involved. You should contact us with any questions about this exchange offer or if you require additional information to verify the information contained in this document. Any decision to participate in the exchange offer must be based on the information contained in this document.

      We are not making an offer to sell, or soliciting an offer to buy, the outstanding 8% notes or the exchange notes in any jurisdiction where, or to any person to or from whom, the offer or sale is not permitted. We are not making any representation to you regarding the legality of your investment in the exchange notes under any legal investment or similar laws or regulations. You should not consider any information in this document to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the exchange notes.

      The federal securities laws prohibit trading in our securities while in possession of material non-public information with respect to us.

      Our consolidated financial statements are prepared in accordance with United States generally accepted accounting principals ("GAAP") in U.S. dollars. Unless otherwise indicated, all amounts in this report are in U.S. dollars and U.S. GAAP.

                           FORWARD-LOOKING STATEMENTS

      In addition to historical information, this document and documents and reports incorporated by reference in this document contain statements relating to future events and Cott's future results. These statements are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are included throughout this document, including in the sections entitled "Prospectus Summary" and "Risk Factors" and relate, but are not limited to projections of revenues, earnings, earnings per share, cash flows, capital expenditures or other financial items, discussions of estimated future revenue enhancements and cost savings. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations, margins, profitability, liquidity and capital resources. We have used the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will" and similar terms and phrases to identify forward-looking statements in this document and in the documents incorporated by reference in this document.

      Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one or a combination of which could also affect whether the forward-looking statements ultimately prove to be correct.


      Actual results and trends in the future may differ materially from our forward-looking statements depending on a variety of factors, and are qualified in their entirety by reference to the factors described in "Risk Factors" and elsewhere in this document including, but not limited to:

       - loss of key customers, particularly Wal-Mart, and the commitment of our private label beverage customers to their own private label beverage programs;

       - increases in competitor consolidations and other market-place competition, particularly among branded beverage products;

       - our ability to identify and acquire acquisition candidates and to integrate into our operations the businesses and product lines that we acquire;

       - fluctuations in the cost and availability of beverage ingredients and packaging supplies, and our ability to maintain favorable arrangements and relationships with our suppliers;

       - unseasonably cold or wet weather, which could reduce demand for our beverages;

       - our ability to protect the intellectual property inherent in our new and existing products;

       - adverse rulings, judgments or settlements in our existing litigation, and the possibility that additional litigation will be brought against us for intellectual property infringement, product liability claims or otherwise;

       - product recalls or changes in or increased enforcement of the laws and regulations that affect our business;

       - currency fluctuations that adversely affect the exchange rate between the U.S. dollar and the pound sterling, the Canadian dollar and other currencies;

       - changes in interest rates;

       - changes in consumer tastes and preference and market demand for new and existing products;

       - changes in general economic and business condition; and

       - increased acts of terrorism or war.

      Many of these factors are described in greater detail in our other filings with the SEC. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained in this document or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this document. Undue reliance should not be placed on forward looking statements.

                               PROSPECTUS SUMMARY

      The exchange notes will be issued by Cott Beverages Inc., an indirect wholly-owned subsidiary of Cott Corporation, and will be guaranteed by Cott Corporation and certain of its U.S. subsidiaries. As used in the document, except where the context otherwise requires or as otherwise indicated, "we," "our," "ours," "us" and similar expressions refer to Cott Corporation, Cott Beverages Inc. and their direct and indirect subsidiaries. You may obtain the information incorporated by reference in this document as described under "Where You Can Find More Information." You should consider carefully the matters discussed under the caption "Risk Factors" before exchanging your outstanding 8% notes.

BUSINESS

      Cott Beverages Inc. is the indirect United States operating subsidiary of Cott Corporation, which is the leading supplier of premium quality, retailer brand carbonated soft drinks in the United States, Canada and the United Kingdom. Cott Corporation operates its Canadian business through its Cott Beverages Canada division and its United Kingdom business through its wholly-owned indirect subsidiary, Cott Beverages Ltd. In addition to carbonated soft drinks, our product line includes clear, sparkling flavored beverages, juices and juice-based products, bottled water, organic and energy beverages and iced teas. Our products are sold principally under customer controlled private labels, but we also offer products under brand names that we either own or license from others.

      Cott Beverages Inc. was incorporated in Georgia in 1991, and its principal executive offices are located at 5405 Cypress Center Drive, Suite 100, Tampa, Florida 33609. Cott Corporation was incorporated under the laws of Canada on July 25, 1955, and its principal executive offices are located at 207 Queen's Quay West, Suite 340, Toronto, Ontario, Canada M5J 1A7.

                               THE EXCHANGE OFFER

Background of the Outstanding
8% Notes...................    We issued $275 million aggregate principal
                               amount of our 8% Senior Subordinated Notes due
                               2011 to Lehman Brothers Inc., BMO Nesbitt Burns
                               Corp. and CIBC World Markets Corp., as the initial purchasers, on December 21, 2001. The initial purchasers then sold the outstanding 8% notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons outside the United
                               States in reliance on Regulation S under the Securities Act. Because they were sold under exemptions from registration rather than being registered, the outstanding 8% notes are subject to transfer restrictions.

                               In connection with issuing the outstanding 8% notes, we entered into a registration rights agreement in which we agreed to deliver to you this prospectus and to use our best efforts to file and cause to become effective a registration statement offering to exchange the outstanding 8% notes for publicly tradeable notes having substantially identical terms.

The Exchange Offer.........    We are offering to exchange up to $275 million
                               principal amount of exchange notes for an identical principal amount of the outstanding
                               8% notes.  You may only exchange the
                               outstanding 8% notes in $1,000 increments. The terms of the exchange notes are identical in all material respects to the outstanding notes except that the exchange notes have been registered under the Securities Act. Because we have registered the exchange notes, the exchange notes will not be subject to transfer restrictions and holders of exchange notes will not have registration rights.

Resale of Exchange Notes...    We believe that you may offer, sell or
                               otherwise transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act if:

                               -  you acquire the exchange notes in
                                  the exchange offer in the ordinary course of your business;

                               -  you are not participating and have no
                                  understanding with any person to participate in the distribution of the exchange notes at the time the exchange notes are issued to you in the exchange offer; and

                               -  you are not an affiliate of ours.

                               Each broker-dealer that receives exchange notes for its own account in exchange for the outstanding 8% notes that the broker-dealer acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those exchange notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Expiration Date............    The exchange offer will expire at 5:00 p.m.,
                               New York City time, on _________________, 2002,
                               unless we extend the exchange offer. We may extend the exchange offer until all of the outstanding 8% notes are tendered. You may withdraw any outstanding 8% notes that you tender at any time before 5:00 p.m., New York
                               City time, on the expiration date.  See "The
                               Exchange Offer - Expiration Date; Extensions;
                               Amendments."

Withdrawal Rights..........    You may withdraw any outstanding 8% notes that
                               you tender by furnishing a notice of withdrawal to the exchange agent or by complying with applicable Automated Tender Offer Program
                               (ATOP) procedures of The Depository Trust
                               Company at any time before 5:00 p.m., New York
                               City time on the expiration date.  See "The
                               Exchange Offer - Withdrawal of Tenders."

Accrued Interest on the
Exchange Notes and
Outstanding 8% Notes ......    The exchange notes will bear interest from
                               December 21, 2001 or from the most recent interest payment date that occurs before we complete the exchange offer.

Conditions to the
Exchange Offer.............    The exchange offer is subject only to the
                               following conditions:

                               -  compliance of the exchange offer with
                                  securities laws;

                               -  proper tender of the outstanding 8% notes;

                               -  representation by the holders of the
                                  outstanding 8% notes that they are not our affiliates, that they are acquiring the exchange notes in the ordinary course of business and that at the time the exchange offer is completed the holders do not plan to participate in distributing the exchange notes; and

                               - no judicial or administrative proceeding is pending or threatened that would limit us from proceeding with the exchange offer.


Representations and
Warranties                     By participating in the exchange offer, you
                               represent to us that, among other things:

                               -  you will acquire the exchange notes
                                  in the ordinary course of your business;

                               - at the time the exchange notes are issued to you in the exchange offer, you are not participating in and have no understanding with any person to participate in the distribution of the exchange notes you receive; and

                               - you are not an affiliate of ours or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Procedures for Tendering
Outstanding 8% Notes.......    To accept the exchange offer, you must send the
                               exchange agent either:

                               - a properly completed and executed letter of transmittal; or

                               - a computer-generated message transmitted by means of The Depository Trust Company's ATOP system that, when received by the exchange agent, will form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal;

                               and either

                               - a timely confirmation of book-entry transfer of your outstanding 8% notes into the exchange agent's account at The Depository Trust Company; or

                               - the documents necessary for compliance with the guaranteed delivery procedures described below.

                               Other procedures may apply to holders of certificated notes. For more information, see "The Exchange Offer - Procedures for Tendering."

Tenders by Beneficial
Owners....................     If you beneficially own outstanding 8% notes that
                               are registered in the name of your broker, dealer, commercial bank, trust company or other nominee and you wish to tender them in the exchange offer, please contact the registered holder as soon as possible and instruct that holder to tender on your behalf in compliance with the instructions in this prospectus.

Guaranteed Delivery
Procedures................     If you are unable to comply with the procedures
                               for tendering, you may tender your outstanding
                               8% notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer - Guaranteed
                               Delivery Procedures."

Acceptance of the Outstanding
8% Notes and Delivery of
Exchange Notes.............    If the conditions described under "The Exchange
                               Offer - Conditions" are satisfied, we will accept for exchange any and all outstanding 8% notes that are properly tendered before the expiration date.

Effect of Not Tendering....    Because the outstanding 8% notes have not been
                               registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of an exemption from registration. Any of the outstanding 8% notes that are not tendered or that are tendered but not accepted will remain subject to restrictions on transfer. After we complete the exchange offer, we will have no further obligation, except under limited circumstances, to provide for registration of the outstanding 8% notes under the federal securities laws.

Federal Income Tax
Considerations.............    See "Certain Federal Income Tax Considerations"
                               for a discussion of U.S. federal income tax considerations you should consider before tendering the outstanding 8% notes in the exchange offer.

Exchange Agent.............    HSBC Bank USA is serving as exchange agent for
                               the exchange offer. The address for the exchange agent is listed under "The Exchange
                               Offer - Exchange Agent."

                               THE EXCHANGE NOTES

        The form and terms of the exchange notes are the same as the form and terms of the outstanding 8% notes except that the exchange notes will be registered under the Securities Act and, accordingly, will not be subject to the same transfer restrictions. The exchange notes will evidence the same debt as the outstanding 8% notes, and both the exchange notes and the outstanding 8% notes are governed by the same indenture. The following terms are applicable to both the exchange notes and the outstanding 8% notes. In this document, the term "notes" refers to both the exchange notes and the outstanding 8% notes. We define certain capitalized terms used in this summary in the "Description of Notes - Certain Definitions" section of this prospectus.


Issuer.....................   Cott Beverages Inc., which we refer to as the
                              issuer.

Securities Offered.........   $275,000,000 aggregate principal amount of 8%
                              Senior Subordinated Notes due 2011.

Maturity Date..............   December 15, 2011.

Interest Payment Dates.....   June 15 and December 15 of each year,
                              commencing on June 15, 2002.

Mandatory Redemption.......   The issuer will not be required to make
                              mandatory redemption or sinking fund payments with respect to the notes.

Optional Redemption........   The issuer may redeem the notes in whole or in
                              part at any time on or after December 15, 2006, at the redemption prices specified under "Description of Notes - Optional Redemption."
                              Prior to December 15, 2004, the issuer may redeem up to 35% of the notes with the proceeds of an equity offering, at a price specified under "Description of Notes - Optional
                              Redemption."

Guarantees.................   All payments with respect to the notes will be
                              fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by our parent company, Cott Corporation, and by certain of its U.S. restricted subsidiaries.
                              The guarantees will rank equally with all of the guarantors' existing and future senior subordinated debt. The guarantees will be subordinated to all of the guarantors' existing and future senior debt. If we cannot make payments on the notes when they are due, the guarantors must make them instead. See
                              "Description of Notes - Guarantees."

Change of Control..........   If we experience a change of control as
                              described in the indenture along with a ratings decline as described in the indenture, the issuer must offer to repurchase the notes at 101% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase.
                              For more details, see "Description of Notes -
                              Repurchase at the Option of Holders - Change of
                              Control Triggering Event."

Ranking....................   The notes will be unsecured senior subordinated
                              obligations of the issuer.  The notes will rank:

                              - subordinate in right of payment to
                                all existing and future senior
                                indebtedness of the issuer, including our senior secured credit facility;

                              - equal in right of payment with any
                                future senior subordinated indebtedness of the issuer; and

                              - senior in right of payment to any future
                                junior subordinated indebtedness of the
                                issuer.

                              As of December 29, 2001 and giving effect to the application of the net proceeds from the offering of the outstanding 8% notes as described under "Use of Proceeds," the notes were subordinated to approximately $123.7 million of the issuer's senior indebtedness.

Certain Covenants..........   The issuer will issue the notes under an
                              indenture with HSBC Bank USA, as trustee. The indenture contains limitations on, among other things:

                              - the payment of dividends and other
                                distributions with respect to our capital stock and the purchase, redemption or retirement of our capital stock or indebtedness subordinated to the notes;

                              - the right of restricted
                                subsidiaries to make certain payments and distributions;

                              - our ability to incur additional
                                debt or issue certain preferred stock;

                              - the incurrence of liens on assets
                                to secure certain debt;

                              - asset sales;

                              - transactions with affiliates;

                              - sale and leaseback transactions;

                              - engaging in certain business
                                activities; and

                              - certain mergers or consolidations
                                and transfers of assets.

                              These covenants are subject to exceptions. See "Description of Notes - Certain Covenants."

Exchange Offer; Registration
Rights.....................   Under a registration rights agreement among the
                              issuer, the guarantors and the initial
                              purchasers of the notes, the issuer and the guarantors have agreed to:

                              - file with the SEC a registration statement
                                with respect to an offer to exchange the outstanding 8% notes for notes of the issuer having substantially identical terms as the outstanding 8% notes (except that the exchange notes will not contain terms with respect to transfer restrictions) within 90 days after the date of the original issuance of the notes; and

                              - use their best efforts to cause the
                                registration statement to become effective under the Securities Act within 150 days after the date of the original issuance of the notes.

                              Under certain circumstances, in lieu of a registered exchange offer, the issuer and the guarantors have agreed to file a shelf registration statement with respect to the notes and to use their reasonable best efforts to keep the shelf registration statement effective for at least two years after the date of the original issuance of the notes. Liquidated damages will be payable under certain circumstances if the issuer and the guarantors do not comply with their obligations under the registration rights agreement. For more details, see "Description of Notes - Registration Rights; Liquidated Damages."

Use of Proceeds............   We will not receive any cash proceeds from the
                              exchange offer. We used the net proceeds from the December 21, 2001 issuance of the outstanding 8% notes, together with additional borrowings of approximately $16.6 million under the senior secured credit facility and $13.3 million of available cash, to redeem in full the 9.375% Senior Notes due 2005 and the 8.5%
                              Senior Notes due 2007 of Cott Corporation. We refer to these notes below as the 2005 notes and the 2007 notes, respectively.


Risk Factors...............   You should consider carefully the information
                              provided in "Risk Factors" and all the other information provided to you in this document in deciding whether to exchange your outstanding
                              8% notes.

  SUMMARY HISTORICAL CONDENSED CONSOLIDATED AND OTHER CONSOLIDATED PRO FORMA
                                 FINANCIAL DATA

        The following table shows certain of Cott Corporation and its subsidiaries' summary historical condensed consolidated financial data and other consolidated pro forma financial data. The summary historical financial information presented below as of and for the year ended December 29, 2001, the year ended December 30, 2000, the year ended January 1, 2000, the 48-week period ended January 2, 1999 and the year ended January 31, 1998 was derived from the consolidated financial statements audited by PricewaterhouseCoopers LLP. The basis of preparation of the pro forma financial data is described in note 4 to the table. You should read the information in the table in conjunction with the consolidated financial statements and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the reports that we have filed with the SEC and that are incorporated by reference into this document.

                               FISCAL YEARS ENDED

                           JANUARY       JANUARY     JANUARY    DECEMBER     DECEMBER
                           31, 1998      2, 1999     1, 2000    30, 2000     29, 2001
                          (53 WEEKS)    (48 WEEKS)  (52 WEEKS)  (52 WEEKS)  (52 WEEKS)
                                 (in millions of U.S. dollars, except ratios)
INCOME STATEMENT DATA:
Sales . . . . . . . .     $1,051.4      $  961.9    $  993.7    $  990.6    $1,090.1
Operating income              27.3         (69.0)       46.2        75.9        93.3
(loss) (1) . . .
Net income (loss) . .         (4.7)       (109.5)       18.5        25.4        39.9

OTHER FINANCIAL DATA:
Cash from operating           54.0          (9.7)       56.9        91.5        93.4
activities
Cash from investing         (180.5)        (42.1)       (5.6)      (62.4)     (158.6)
activities
Cash from financing          179.2         (19.3)      (76.4)      (23.2)       62.7
activities
EBITDA (2) . . . . .          87.8          51.3        82.5       111.2       133.5
Ratio of fixed
   charges to
   earnings . . . . .         1.0x        (1.6)x        1.4x        2.3x        2.7x
Interest expense . . . . . . . . . . . . . . . . . . .                         33.8
Ratio of EBITDA to interest expense . . . . . . . . .                           4.0x
Ratio of total indebtedness (3) to EBITDA . . . . . .                           3.1x




                                                       AS OF DECEMBER 29, 2001
                                                                       PRO FORMA
                                                     ACTUAL 2001       2001 (4)
                                                      (AUDITED)      (UNAUDITED)
                                                   (in millions of U.S. dollars)
BALANCE SHEET DATA:
   Total assets . . . . . . . . . . . . . . . . . .      $1,065.4         $766.0
   Total indebtedness . . . . . . . . . . . . . . .         692.3          415.9
   Shareowners' equity . . . . . . . . . . . . . .          195.4          185.8
                                                (footnotes on the following page)

                                                                      YEAR ENDED
                                                               DECEMBER 29, 2001
                                                                     (UNAUDITED)
PRO FORMA FINANCIAL DATA (5):
   Pro forma EBITDA . . . . . . . . . . . . . . . . . . . . . .          $140.8
   Pro forma interest expense . . . . . . . . . . . . . . . . .            36.8
   Pro forma ratio of EBITDA to interest expense . . . . . . . .            3.8x
   Pro forma ratio of total indebtedness to EBITDA . . . . . . .            3.0x


(1)The operating loss for the 48-week period ended January 2, 1999 reflected an unusual charge of $77.2 million. The operating income for the year ended January 31, 1998 included an unusual charge of $21.7 million. See note 5 to the Selected Historical Consolidated Financial Data on page 41 of this document for information.

(2)EBITDA represents income before unusual items, other expense (income), interest expense, income taxes, and depreciation and amortization of property, plant and equipment, goodwill and intangible and other assets. EBITDA does not represent and should not be considered an alternative to net income or cash flow from operations as determined by generally accepted accounting principles. Further, EBITDA does not necessarily indicate whether cash flow will be sufficient for our working capital or capital expenditures, or to allow us to react to changes in our industry or economic changes generally. We believe that EBITDA is a frequently used measure that provides additional information for determining our ability to meet debt service requirements, and it is one of the indicators upon which we, our lenders, and certain investors assess our financial performance and our capacity to service debt. We therefore interpret the trend that EBITDA depicts as one measure of our operating performance. Because EBITDA is not calculated in the same fashion by all companies and analysts, the EBITDA measures presented by us may not necessarily be comparable to other similarly titled measures of other companies. Therefore, in evaluating EBITDA data, investors should consider, among other factors: the non-GAAP nature of EBITDA data; actual cash flows; and the actual availability of funds for similarly titled measures reported by other companies.

(3)Adjusted for the repayment of the 2005 notes and 2007 notes on January 22, 2002 from cash in trust.

(4)The pro forma balance sheet data gives effect to the application of the net cash proceeds of the notes to repay in full the 2005 notes and the 2007 notes, including interest, the prepayment penalty relating to the 2005 notes and 2007 notes and the write off the unamortized portion of the financing fees relating to these notes.

(5)The consolidated pro forma financial data for the year ended December 29, 2001 has been derived from the historical financial statements of Cott Corporation and incorporates the assumptions described below. The pro forma financial data are not necessarily indicative of what the financial position, results of operations and cash flow would have been assuming the completion of the transactions and assumptions described below, nor do they purport to project results for any future periods. The pro forma data should also be read with the information and financial statements appearing in or incorporated by reference in the document.

The pro forma financial data are based on the following assumptions:

(a)   the repayment of the 2005 and 2007 notes;
(b) the write-off of the prepayment penalty and financing costs of $9.6 million, net of the related income tax benefit, related to the repayment of the 2005 and 2007 notes, has been excluded from the calculations because it would have represented a one-time charge against earnings;
(c) the Royal Crown purchase and related financing which occurred in July 2001 occurred on December 31, 2000; and
(d) no pro forma adjustments have been made for the business combination with Polar Corporation, which occurred in September 2001.

The PricewaterhouseCoopers report incorporated by reference in this document, and the opinion of PricewaterhouseCoopers in that report, relate to our historical financial information. They do not extend to the pro forma financial information included in this offering memorandum and you should not read the report or opinion to do so.

                                 RISK FACTORS

      Your investment in the exchange notes will involve risks. Before you decide to exchange the outstanding 8% notes, you should consider carefully the following risk factors and the other information included or incorporated by reference in this document. This section includes or refers to forward-looking statements. You should refer to the explanation of the qualifications and limitations on these forward-looking statements discussed on page 2 of this document.

RISKS RELATING TO THE NOTES

THE AMOUNT OF OUR DEBT COULD LIMIT OUR OPERATIONAL FLEXIBILITY OR OTHERWISE ADVERSELY AFFECT OUR FINANCIAL CONDITION.

      Giving effect to the application of the net proceeds of the issuance of the notes, as described in "Use of Proceeds," our consolidated indebtedness as of December 29, 2001 was $415.9 million, and an additional $46.6 million was available under our senior secured credit facility.

      We are subject to the risks normally associated with this level of debt, including the risks that:

      - we may have difficulties obtaining additional or favorable financing for capital expenditures, working capital, acquisitions or other purposes;

      - a significant portion of our cash flow will be used to make debt service payments, which will reduce the funds that would otherwise be available to us for operations and future business opportunities;

      - our debt level could limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

      - our debt level may place us at a competitive disadvantage relative to less leveraged competitors;

      - our debt level makes us vulnerable to the impact of economic downturns and adverse developments in our business; and

      - the portion of our debt that is subject to variable interest rates makes us more vulnerable to the impact of an increase in interest rates.

      Our ability to meet our expenses and debt obligations, to refinance our debt obligations and to fund capital expenditures will depend on our future performance, which will be affected by the risks discussed in " - Risks relating to our business," as well as general economic, financial and other factors beyond our control. Based upon current levels of operations, we believe cash flow from operations, amounts available under our senior secured credit facility and available cash will be adequate to meet our anticipated future requirements for working capital, capital expenditures and scheduled payments of principal and interest on our indebtedness, including the notes.

      We cannot assure you, however, that our business will generate sufficient cash flow, or that we will be able to borrow funds under our senior secured credit facility in an amount sufficient to enable us to meet our working capital needs, to service our indebtedness, including the notes, or to make capital expenditures. If we are unable to generate sufficient cash flow from operations or to borrow sufficient funds to service our debt, we may be required to sell assets, reduce capital expenditures, refinance all or a portion of our existing debt (including the notes) or obtain additional financing, and we may not be able to do these things on terms acceptable to us, if at all. Additionally, our ability to incur additional debt will be restricted under the covenants contained in our senior secured credit facility and the indenture relating to the notes.

IN THE EVENT OF OUR BANKRUPTCY OR LIQUIDATION, YOU WILL BE PAID ONLY FROM ANY ASSETS REMAINING AFTER PAYMENTS TO HOLDERS OF SENIOR DEBT; AND IF THERE IS A DEFAULT UNDER THE SENIOR DEBT YOU MAY NOT BE PAID.

      The notes and the guarantees are general unsecured obligations, subordinate in right of payment to all of Cott Beverages Inc.'s and the guarantors' existing and future senior debt, including all indebtedness under our senior secured credit facility. In the event of insolvency, liquidation, reorganization or a similar proceeding relating to Cott Beverages Inc. or any of the guarantors, the senior debt of that entity must be paid in full before the principal of, and premium, if any, and interest on the notes or the obligations under any guarantee of the notes may be paid. In the event of a bankruptcy, liquidation or reorganization of Cott Beverages Inc. or any of the guarantors, you will participate in the remaining assets of Cott Beverages Inc. or any of the guarantors ratably (based upon respective amounts owed to each holder or creditor) with all holders of subordinated indebtedness of Cott Beverages Inc. or any of the guarantors that is of the same ranking as the notes. If any of these events occur, we cannot assure you that there would be sufficient assets to pay amounts due on the notes or the guarantees. In addition, the indenture provides that no payment with respect to the notes or any guarantee may be made if a payment default or, after certain notice, a non-payment default occurs with respect to certain designated senior debt under certain circumstances. Giving effect to the application of the net proceeds of the offering of the outstanding 8% notes , as of December 29, 2001 Cott Beverages Inc. had $123.7 million of senior debt and the guarantors had $0.5 million of senior debt (excluding their guarantees of borrowings under our senior secured credit facility). See "Description of Notes - Subordination."

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES AND GUARANTEES IS UNSECURED AND WILL BE EFFECTIVELY SUBORDINATED TO THE ISSUER'S AND THE GUARANTORS' EXISTING AND FUTURE SECURED INDEBTEDNESS AND THE INDEBTEDNESS OF THE NON-GUARANTOR SUBSIDIARIES.

      Because the notes and the guarantees are general unsecured senior subordinated obligations of Cott Beverages Inc. and the guarantors, they are effectively junior to any secured debt that the issuer and the guarantors have and may have in the future to the extent of the value of the assets securing that debt. In the event of liquidation, dissolution, reorganization, bankruptcy or any similar proceeding regarding Cott Beverages Inc.'s assets or the assets of the guarantors, whether voluntarily or involuntarily instituted, the holders of the issuer's and the guarantors' secured debt will be entitled to be paid from the assets of Cott Beverages Inc. or the guarantor, as applicable, before any payment may be made with respect to the notes or the guarantees. Our senior secured credit facility, as amended, is secured by substantially all of our personal property. As of December 29, 2001, giving effect to the application of the net proceeds of the offering of the outstanding 8% notes, Cott Beverages Inc. and the guarantors had total secured debt of $124.2 million. The notes are also structurally subordinated to the debt obligations of those subsidiaries of Cott Corporation that are not guarantors. As of December 29, 2001, our non-guarantor subsidiaries had total assets of $246.5 million and had total indebtedness of $16.9 million. In the event of a bankruptcy, liquidation or similar events with respect to

Cott Corporation, the assets held in each of our non-guarantor subsidiaries will be available to pay the issuer's obligations on the notes or the guarantors' obligations under their guarantees only after the debt obligations of those non-guarantor subsidiaries are satisfied in full. If any of the foregoing events occurs, we cannot assure you that Cott Beverages Inc. or the guarantors will have sufficient assets to pay amounts due on its and the guarantors' secured debt and the notes or the guarantees. As a result, you may receive less, ratably, than the holders of secured debt in the event of Cott Beverages Inc.'s or any of the guarantors' liquidation, dissolution, reorganization, bankruptcy or other similar occurrence.

OUR DEBT INSTRUMENTS IMPOSE RESTRICTIONS AND LIMITATIONS ON US THAT MAY ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS.

      The indenture relating to the notes contains covenants that restrict or limit, among other things, our ability to:

      - pay dividends and other distributions with respect to our capital stock and purchase, redeem or retire our capital stock or indebtedness subordinated to the notes;

      - incur additional indebtedness or issue certain preferred stock;

      -     enter into asset sales;

      -     enter into transactions with affiliates;

      -     incur liens on assets to secure certain debt;

      -     engage in certain business activities; and

      - engage in certain mergers or consolidations and transfers of assets.

      In addition, our senior secured credit facility contains other and sometimes more restrictive covenants, including the prohibition on making voluntary or optional prepayments of certain of our indebtedness, including the notes. Under our senior secured credit facility, we are required to comply with specified financial covenants, including maintaining specified levels of consolidated leverage and interest and fixed charge coverages. These financial ratios become more restrictive over the life of our senior secured credit facility. Our ability to comply with these covenants may be affected by many events beyond our control and we cannot assure you that our future operating results will be sufficient to comply with the covenants, or in the event of a default, to remedy that default. Our failure to comply with those financial covenants or to comply with the other restrictions contained in our senior secured credit facility could result in a default, which could cause that indebtedness (and by reason of cross-acceleration or cross-default provisions, indebtedness under our indentures and other indebtedness) to become immediately due and payable. If we are unable to repay those amounts, the lenders under our senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. If those lenders accelerate the payment of the senior secured credit facility, we cannot assure you that our assets would be sufficient to pay that indebtedness and our other indebtedness, including the notes.

THE GUARANTEES OF CERTAIN AFFILIATES OF THE ISSUER COULD BE DEEMED FRAUDULENT CONVEYANCES UNDER CERTAIN CIRCUMSTANCES, AND A COURT MAY TRY TO SUBORDINATE OR AVOID SUCH GUARANTEES.

      The issuer's obligations under the notes are guaranteed on a general unsecured senior subordinated basis by certain of its affiliates. Various preference or fraudulent conveyance laws have been enacted for the protection of creditors and may be used by a court to subordinate or avoid guarantees. Under certain circumstances, a court could hold that other obligations of a guarantor could be superior to the obligations under its guarantee.

      To the extent that a court finds that at the time a guarantor entered into a guarantee either:

          - the guarantee was incurred with the intent to hinder, delay or defraud any present or future creditor or that a guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others; or

          - the guarantor did not receive fair consideration or reasonably equivalent value for issuing the guarantee and, at the time it issued the guarantee, the guarantor

               (a) was insolvent or rendered insolvent by reason of the issuance of the guarantee,

               (b) was engaged or about to engage in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital or

               (c) intended to incur, or believed that it would incur, debts beyond its ability to pay debts as they matured, the court could avoid or subordinate the guarantee in favor of the guarantor's other creditors.

      In this case, among other things, a legal challenge of one of the guarantees on fraudulent conveyance grounds may focus on the benefits, if any, realized by the guarantor as a result of the issuance of the notes. To the extent a guarantee is avoided as a fraudulent conveyance or held unenforceable for any other reason, you would cease to have any claim in respect of that guarantor.

      We cannot assure you that a court would conclude that the notes and the guarantees were incurred for proper purposes and in good faith. We also cannot assure you that a court would conclude that, after giving effect to the indebtedness incurred in connection with the issuance of the notes and the issuance of the guarantees, the guarantors are solvent and will continue to be solvent, will have sufficient capital for carrying on their respective businesses and will be able to pay their debts as they become absolute and mature.

THE ISSUER MAY NOT BE ABLE TO FINANCE A CHANGE OF CONTROL OFFER AS REQUIRED BY THE INDENTURE.

      Upon a change of control under the indenture that also results in a ratings downgrade, the issuer will be required to offer to repurchase all of the notes then outstanding at 101% of the principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date. Before repurchasing any of the notes, the issuer must either repay all of its senior debt (including debt under our senior secured credit facility) or obtain required consents, if any, from holders of senior debt to allow it to repurchase the notes. If a change of control and rating decline were to occur today, the issuer would not have the financial resources immediately available to repay all of its senior debt and any other debt that would become payable and to repurchase all of the notes, and would have to seek to raise additional financing. If this were to occur, we cannot assure you that we would be able to obtain such additional financing.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU DO NOT EXCHANGE THE OUTSTANDING 8% NOTES.

      Any of the outstanding 8% notes that are not exchanged for exchange notes will not be registered with the SEC or in any state. Unless the outstanding 8% notes are registered, they only may be offered and sold pursuant to an exemption from, or in a transaction that is not subject to, the registration requirements of the Securities Act. Depending upon the percentage of the outstanding 8% notes exchanged for exchange notes, the liquidity of the outstanding 8% notes may be adversely affected.

WE CANNOT ASSURE YOU THAT ANY ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

      We do not intend to list the notes on any national securities exchange or to seek the admission of the notes for trading on the Nasdaq National Market. The initial purchasers are not obligated to make a market in the notes and any market-making activities with respect to the notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the registered exchange offer and the pendency of any shelf registration statement. Accordingly, we cannot assure you that an active public or other market will develop for the notes or provide you with assurances as to the liquidity of the trading market for the notes. If a trading market does not develop or is not maintained, you may experience difficulty in reselling the notes or may be unable to sell them at all and their illiquidity may reduce the price a purchaser is willing to pay. If a market for the notes develops, that market may be discontinued at any time. If a public trading market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our financial condition and results of operations and the market for similar notes. Depending on those and other factors, the notes may trade at a discount from their principal amount.

RISKS RELATING TO OUR BUSINESS

BECAUSE A SMALL NUMBER OF CUSTOMERS ACCOUNT FOR A SIGNIFICANT PERCENTAGE OF OUR SALES, OUR REVENUES COULD DECLINE IF WE LOSE ANY SIGNIFICANT CUSTOMER.

      Our customers include many large national and regional grocery, mass-merchandise, drugstore, wholesale and convenience store chains in our core markets of the United States, Canada and the United Kingdom. For the year ended December 29, 2001, sales to Wal-Mart Stores, Inc. and Safeway, Inc. accounted for approximately 39% and 11%, respectively, of our total consolidated net sales. For the same period, our top ten customers accounted for approximately 72% of our total consolidated net sales. We expect that sales of our products to a limited number of customers will continue to account for a high percentage of our sales for the foreseeable future. The loss of Wal-Mart would, and the loss of one of our other significant customers could, have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE UNABLE TO COMPETE SUCCESSFULLY IN THE HIGHLY COMPETITIVE BEVERAGE MARKET.

      The markets for our products are extremely competitive. Competition in our various markets could cause us to lose market share, reduce pricing or increase capital and other expenditures. The companies that produce and sell the major, national-brand beverages located in our core geographic markets possess significantly greater financial and marketing resources than we possess. Private label beverages that we supply to our customers compete for access to shelf space with branded beverage products on the basis of quality and price. Even though shelf space is primarily controlled by our private label customers, we have no assurance that they will allocate space to the private label products that we supply to them. In addition, entry of any of the national-brand companies into the private label segment of the beverage market could have a material adverse effect on our business, financial condition and results of operations. We also face competition from other private label beverage manufacturers in the United States and the United Kingdom, some of which possess substantial bottling facilities.

WE ARE EXPANDING OUR OPERATIONS, AND IF WE FAIL TO MANAGE OUR EXPANDING OPERATIONS SUCCESSFULLY, OUR BUSINESS AND FINANCIAL RESULTS MAY BE MATERIALLY AND ADVERSELY AFFECTED.

      In recent years, we have grown our business and beverage offerings primarily through acquisitions of other companies and product lines. A part of our strategy is to continue to expand our business through acquisitions. To succeed in this strategy, we must identify appropriate acquisition or strategic alliance candidates. Increased competition for acquisition candidates may result in a combination of fewer acquisition opportunities and less advantageous acquisition terms. The success of this strategy also depends in significant part on our ability to manage and integrate acquisitions and other alliances at a pace consistent with the growth of our business. This may also divert our management's attention from other aspects of our business.

      As we seek to expand our operations, we expect to encounter a number of risks, which will include:

          - the need to add additional management and other critical personnel;

          - the risk of succeeding to the liabilities of the businesses and product lines that we acquire;

          -    the need to add additional equipment and capacity;

          - the risk of failing to predict shifts in consumer preferences and to match our acquisition strategy to these shifts;

          - risks associated with increasing the scope, geographic diversity and complexity of our operations; and

          - the risk that our acquisitions will not result in the revenues, operating efficiencies or other benefits that we anticipate.

      We cannot assure you that acquisition opportunities will be available, that we will have access to the capital required to finance potential acquisitions, that we will continue to acquire businesses and product lines or that any of the businesses or product lines that we acquire will be integrated successfully into our business or prove profitable.

IF WE ARE UNABLE TO MAINTAIN AN ADEQUATE SUPPLY OF INGREDIENTS AND PACKAGING SUPPLIES, WE MAY BE UNABLE TO DELIVER PRODUCTS TO OUR CUSTOMERS.

      The principal ingredients we need in order to produce our products are concentrate, sweeteners and carbon dioxide. We make most of the concentrates we need ourselves using ingredients from third parties and source the remaining concentrates and other ingredients from outside vendors. We also purchase our primary packaging supplies, including polyethylene terephthalate (PET) bottles, caps and preforms, cans and lids, labels, cartons and trays, from outside vendors.

      We have a variety of suppliers for many of our materials, and we maintain long-standing relationships with many of these suppliers. We typically enter into annual supply arrangements rather than long-term contracts with suppliers, but we have long-term agreements with respect to some of our key packaging supplies, such as aluminum cans and lids and PET bottles, and some of our key ingredients, such as artificial sweeteners. If we are forced to replace one or more of these key suppliers, our ingredient and packaging supply costs may increase.

      None of the ingredients or packaging supplies that we use to produce or package our products are currently in short supply, although the supply of specific ingredients and packaging supplies could be adversely affected by economic factors such as industry consolidation, energy shortages, ability to access raw materials, governmental controls, labor disputes, weather conditions and other factors.


OUR INGREDIENTS AND PACKAGING SUPPLIES VARY IN COST AND WE MAY BE UNABLE EFFECTIVELY TO PASS RISING COSTS ON TO OUR CUSTOMERS.

      The underlying commodity costs of our ingredients and packaging supplies, such as resin for PET, aluminum for cans, and high fructose corn syrup, are cyclical and historically have been subject to price volatility. The majority of our contracts allow our suppliers to alter the costs they charge us for ingredients and packaging supplies based on changes in these commodity costs at certain predetermined times and subject to defined guidelines, meaning that we bear the risk of shifts in the market costs of these commodities. A portion of our ingredients and packaging supplies are subject to fixed prices for one-year terms, after which we typically negotiate new terms based upon prevailing market conditions. If the cost of these ingredients or packaging supplies increase, we may be unable to pass these costs along to our customers through corresponding or contemporaneous adjustments to the prices we charge.

OUR BEVERAGE SALES ARE SEASONAL AND MAY SUFFER WITHOUT SUFFICIENT PERIODS OF WARM WEATHER.

      Sales of beverages are seasonal, with the highest sales volumes generally occurring in the second and third fiscal quarters, which correspond to the warmer months of the year. Accordingly, our sales volume tends to decrease during cold and wet weather months, and can be affected by unseasonably cold or wet weather conditions in our core markets. On the other hand, when the weather is unseasonably warm, we may not have access to adequate production capacity to meet seasonal sales demands. The inability to match our production to changes in the weather could have a material adverse effect on our business, financial condition and results of operations.

OUR SUCCESS DEPENDS IN PART ON OUR INTELLECTUAL PROPERTY, WHICH WE MAY BE UNABLE TO PROTECT.

      Our success depends in part on our intellectual property. To protect this intellectual property, we rely principally on contractual restrictions, such as nondisclosure and confidentiality agreements, in our agreements with employees, consultants and customers, and on the common law of trade secrets and proprietary "know-how." We also rely on trademark protection.

      We may not be successful in protecting our intellectual property for a number of reasons, including:

          - our competitors may independently develop intellectual property that is similar to or better than ours;

          - employees, consultants and customers may not abide by their contractual agreements, and the cost of enforcing those agreements may be prohibitive, or those agreements may prove to be unenforceable or more limited than we anticipate;

          - foreign intellectual property laws may not adequately protect our intellectual property rights; and

          -    our trademarks may be challenged, invalidated or circumvented.

      If we are unable to protect our intellectual property, it would weaken our competitive position, and we could face significant expense to protect or enforce our intellectual property rights.

THIRD PARTIES MAY CLAIM THAT WE ARE INFRINGING ON THEIR INTELLECTUAL PROPERTY, WHICH COULD CAUSE US TO INCUR SIGNIFICANT LITIGATION COSTS OR OTHER EXPENSES, OR PREVENT US FROM SELLING SOME OF OUR PRODUCTS.

      If we are found to infringe on the intellectual property rights of others, we could incur significant damages, be enjoined from continuing to manufacture, market or use the affected product, or be required to obtain a license to continue manufacturing or using the affected product. A license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impracticable.

      Occasionally, third parties assert that we are, or may be, infringing on or misappropriating their intellectual property rights. In these cases, we will defend against claims or negotiate licenses where we consider these actions appropriate. Intellectual property cases are uncertain and involve complex legal and factual questions. If we become involved in this type of litigation, it could consume significant resources and divert our attention from our business.

WE MAY INCUR MATERIAL LOSSES AND COSTS AS A RESULT OF PRODUCT LIABILITY CLAIMS THAT MAY BE BROUGHT AGAINST US OR ANY PRODUCT RECALLS WE HAVE TO MAKE.

      We may be liable if the consumption of any of our products causes injury, illness or death. We also may be required to recall some of our products if they become contaminated or are damaged or mislabeled. A significant product liability judgment against us or a widespread product recall could have a material adverse effect on our business, financial condition and results of operations. We are insured against product liability claims with a limitation of $65 million. We are insured against product recalls with a limitation of $10 million, a $2 million deductible, and a 20% coinsurance provision. However, we cannot assure you that our insurance coverage will be adequate to protect us or will remain available on terms that are economically reasonable.

COMPLIANCE WITH VARIOUS REGULATORY AND ENVIRONMENTAL LAWS COULD INCREASE THE COST OF OPERATING OUR BUSINESS.

      Our operations and properties are subject to regulation by various federal, state and local government entities and agencies as well as foreign government entities. We cannot assure you that we have been or will at all times be in compliance with all regulatory requirements or that we will not incur material costs or liabilities in connection with regulatory requirements.

      As a producer of beverages, we are subject to production, packaging, quality, labeling and distribution standards in each of the countries where we have operations, including, in the United States, those of the federal Food, Drug and Cosmetic Act. The operations of our production and distribution facilities are subject to various federal, state and local environmental laws and workplace regulations. These laws and regulations include, in the United States, the Occupational Safety and Health Act, the Unfair Labor Standards Act, the Clean Air Act, the Clean Water Act and laws relating to the maintenance of fuel storage tanks. Compliance with, or any violation of, current and future laws or regulations could require material expenditures by us or otherwise have a material adverse effect on our business, financial condition and results of operations.

WE ARE NOT IN COMPLIANCE WITH THE REQUIREMENTS OF THE ONTARIO ENVIRONMENTAL PROTECTION ACT AND COULD BE ADVERSELY AFFECTED IF THE ONTARIO GOVERNMENT SEEKS TO ENFORCE IT AGAINST US.

      The Ontario Environmental Protection Act provides that a minimum percentage of a bottler's soft drink sales within specified areas in Ontario must be made in refillable containers. Currently, we are not in compliance with the requirements of the Ontario Act. To comply with these requirements, we and many other industry participants would have to significantly increase our sales in refillable containers.

      Ontario is not enforcing the Ontario Act at this time, but if they choose to enforce it in the future we could incur fines for non-compliance and the possible prohibition of sales of soft drinks in non-refillable containers in Ontario, while compliance with the Ontario Act could result in reduced margins. Although we are working with industry groups to review possible alternatives to the provisions of the Ontario Act to propose to the Ontario government, we cannot assure you that we will succeed in these efforts.

OUR GEOGRAPHIC DIVERSITY SUBJECTS US TO THE RISK OF CURRENCY FLUCTUATIONS.

      Fluctuations in the exchange rate between the U.S. dollar and the Canadian dollar, the pound sterling and other currencies may affect our reported results and competitive position. We do not generally manage our exposure to foreign currency risk by hedging the currency of our net assets in non-U.S. subsidiaries through foreign exchange contracts. Accordingly, we are exposed to currency fluctuations in respect of our outstanding non-U.S. dollar denominated net asset balances.

TERRORIST ATTACKS AND THREATS OR ACTS OF WAR MAY NEGATIVELY IMPACT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

      Our business is affected by general economic conditions and fluctuations in consumer confidence and spending, which can decline as a result of numerous factors outside of our control, such as terrorist attacks and acts of war. Recent terrorist attacks in the United States, as well as events occurring in response to or in connection with them, including future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions impacting our suppliers or our customers, may adversely impact our operations. As a result, there could be delays or losses in the delivery of ingredients and packaging supplies to us, decreased sales of our products and extension of time for payment of accounts receivable from our customers. Any or a combination of these occurrences could have a material adverse effect on our business, financial condition and results of operations.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

      We issued $275 million aggregate principal amount of the outstanding 8% notes to the initial purchasers on December 21, 2001 in transactions not registered under the Securities Act of 1933 in reliance on exemptions from registration under that act. The initial purchasers then sold the outstanding 8% notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-United States persons outside the United States in reliance on Regulation S under the Securities Act. Because they have been sold pursuant to exemptions from registration rather than being registered, the outstanding 8% notes are subject to transfer restrictions.

      In connection with the issuance of the outstanding 8% notes, we agreed with the initial purchasers that promptly following the issuance of the outstanding 8% notes, we would:

     - file with the SEC a registration statement related to the exchange notes;

     - use our best efforts to cause the registration statement to become effective under the Securities Act; and

     - offer to the holders of the outstanding 8% notes the opportunity to exchange the outstanding 8% notes for a like principal amount of exchange notes upon the effectiveness of the registration statement.

      Our failure to comply with these agreements within certain time periods would result in additional interest being due on the outstanding 8% notes. We filed a copy of the registration rights agreement with the initial purchasers as an exhibit to the registration statement of which this prospectus is a part.

      As a result of the filing and effectiveness of the registration statement of which this prospectus is a part, we will not be required to pay an increased interest rate on the outstanding 8% notes unless we either fail to timely consummate the exchange offer or fail to maintain the effectiveness of the registration statement to the extent we agreed to do so. Following the closing of the exchange offer, holders of the outstanding 8% notes not tendered will not have any further registration rights except in limited circumstances requiring the filing of a shelf registration statement, and the outstanding 8% notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the outstanding 8% notes that are not tendered in the exchange offer will be adversely affected.

      You may not participate in the exchange offer unless you will acquire the exchange notes you receive in the ordinary course of your business and, at the time you receive the exchange notes, you are not participating in and have no understanding with any person to participate in distributing the exchange notes. Based on existing interpretations of the Securities Act by the staff of the SEC described in several no-action letters to third parties, we believe that if you meet the preceding requirements and you are neither a broker-dealer nor our affiliate, then you may offer for resale, resell or otherwise transfer the exchange notes that you receive in the exchange offer without further compliance with the registration and prospectus delivery provisions of the Securities Act. We do not intend to seek our own no-action letter, and we cannot assure you that, if we were to seek our own no-action letter, the staff of the SEC would make a similar determination regarding the exchange notes as it has in the no-action letters referenced above.

TERMS OF THE EXCHANGE OFFER

      Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept all outstanding 8% notes properly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. After authentication of exchange notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of the exchange notes in exchange for each $1,000 principal amount of the outstanding 8% notes accepted in the exchange offer.

      By tendering the outstanding 8% notes for exchange notes in the exchange offer and signing or agreeing to be bound by the letter of transmittal, you will represent to us that:

     - you will acquire the exchange notes you receive in the exchange offer in the ordinary course of your business;

     - at the time the exchange notes are issued to you in the exchange offer, you are not participating and have no understanding with any person to participate in the distribution of the exchange notes you receive;

     - you are not an affiliate of ours or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

     - if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding 8% notes that you acquired as a result of market-making or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes.

      Each broker-dealer that receives exchange notes for its own account under the exchange offer in exchange for outstanding 8% notes that it acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be admitting that it is an "underwriter" within the meaning of the Securities Act. During the ninety day period following the exchange offer, to the extent required by applicable securities laws, we will promptly comply with any such broker dealer's written request for copies of this prospectus and any amendment or supplement to this prospectus for use in connection with resales of exchange notes. See "Plan of Distribution."

      The exchange notes will evidence the same debt as the outstanding 8% notes and will be issued under and entitled to the benefits of the same indenture. The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding 8% notes except that:

     - the exchange notes will be issued in the exchange offer, which is registered under the Securities Act;

     - the exchange notes will not be subject to the same transfer restrictions that the outstanding 8% notes are subject to as a result of not being issued in a registered transaction; and

     - provisions for an increase in the stated interest rate on the outstanding 8% notes will not apply to the exchange notes with respect to registration requirements.

      As of the date of this prospectus, $275 million aggregate principal amount of the outstanding 8% notes was outstanding. In connection with the issuance of the outstanding 8% notes, we arranged for the outstanding 8% notes to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through The Depository Trust Company.

      This prospectus, together with the accompanying letter of transmittal, initially is being sent to all registered holders as of the close of business on _____________, 2002. We intend to conduct the exchange offer as required by the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable.

      Rule 14e-1 describes unlawful tender offer practices under the Exchange Act. This rule requires us, among other things:

     -    to hold our exchange offer open for 20 business days;

     - to give ten business days notice of any change in the terms of this exchange offer; and

     -    to issue a press release if we extend the exchange offer.

      The exchange offer is not conditioned upon any minimum aggregate principal amount of the outstanding 8% notes being tendered, and holders of the outstanding 8% notes do not have any appraisal or dissenters' rights under applicable corporate law or under the indenture in connection with the exchange offer. We will be considered to have accepted the outstanding 8% notes tendered according to the procedures in this prospectus when, as and if we have given oral or written notice of acceptance to the exchange agent. See "-- Exchange Agent." The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us and delivering exchange notes to those holders.

      If any tendered outstanding 8% notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, certificates for these unaccepted outstanding 8% notes will be returned, at our cost, to the tendering holder of outstanding 8% notes or, in the case of outstanding 8% notes tendered by book-entry transfer, into the holder's account at The Depository Trust Company according to the procedures described below, as promptly as practicable after the expiration date.

      Holders who tender outstanding 8% notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes related to the exchange of the outstanding 8% notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See " - Solicitation of Tenders; Fees and Expenses."

      NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF YOUR OUTSTANDING 8% NOTES IN THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION ON OUR BEHALF. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER IN THE EXCHANGE OFFER AND, IF YOU DECIDE TO TENDER, THE AMOUNT OF THE OUTSTANDING 8% NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH YOUR ADVISORS, IF ANY, BASED ON YOUR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

      The term "expiration date" means 5:00 p.m., New York City time, on _______________, 2002, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" means the latest date to which we extend the exchange offer.

      We expressly reserve the right, in our reasonable discretion:

     - to delay acceptance of any outstanding 8% notes or to terminate the exchange offer and to refuse to accept outstanding 8% notes not previously accepted, if any of the conditions described under "-- Conditions" have occurred and have not been waived by us;

     -    to extend the expiration date of the exchange offer;

     -    to amend the terms of the exchange offer;

     - to purchase or make offers for any outstanding 8% notes that remain outstanding subsequent to the expiration date; or

     - to the extent permitted by applicable law, to purchase outstanding 8% notes in the open market, in privately negotiated transactions or otherwise.

      The terms of the purchases or offers described in the fourth and fifth clauses above may differ from the terms of the exchange offer.

      We will follow any delay in acceptance, termination, extension or amendment as promptly as practicable by oral or written notice to the exchange agent and by making a public announcement. If the exchange offer is amended in a manner we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform you of the amendment.

      Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, termination, extension or amendment of the exchange offer, we will not be obligated to publish, advise, or otherwise communicate any public announcement, other than by making a timely press release.

      You should note that, although we are not obligated to do so, if some of the holders of the outstanding 8% notes do not tender on a timely basis, we may extend the exchange offer to allow them to participate in the exchange and to avoid the significant reduction in liquidity associated with holding an unexchanged note.

INTEREST ON THE EXCHANGE NOTES

      The exchange notes will bear interest from December 21, 2001, or from the most recent interest payment date that occurs before we complete the exchange offer. Accordingly, holders of outstanding 8% notes that are accepted for exchange will not necessarily receive interest that is accrued but unpaid on the outstanding 8% notes at the time of tender. Interest on the exchange notes will be payable semi-annually on each June 15 and December 15, beginning on June 15, 2002.

PROCEDURES FOR TENDERING

      Only a registered holder of record may tender its outstanding 8% notes in the exchange offer. If you are a beneficial owner of outstanding 8% notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee or if you hold them in book-entry form and you wish to tender, then you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you are a beneficial owner and you wish to tender on your own behalf, then you must, before completing and executing the letter of transmittal and delivering your outstanding 8% notes, either make appropriate arrangements to register ownership of your outstanding 8% notes in your name or obtain a properly completed bond power from the registered holder. Transferring record ownership may take considerable time.

      Your decision to tender will constitute an agreement among you, us and the exchange agent according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

      If you wish to tender outstanding 8% notes, but you cannot comply with the procedures described above on a timely basis or your outstanding 8% notes are not immediately available, then you must comply with the procedures for guaranteed delivery described below.

      YOUR METHOD OF DELIVERING THE OUTSTANDING 8% NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. DELIVERY OF THESE DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT OR DEEMED RECEIVED UNDER THE DEPOSITORY TRUST COMPANY'S AUTOMATED TENDER OFFER PROGRAM PROCEDURES DESCRIBED BELOW. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND YOUR LETTER OF TRANSMITTAL OR OUTSTANDING 8% NOTES TO US. YOU MAY ALSO REQUEST THAT YOUR BROKER, DEALER, COMMERCIAL BANKER, TRUST COMPANY OR NOMINEE EFFECT YOUR TENDER AS DESCRIBED IN THIS PROSPECTUS AND IN THE LETTER OF TRANSMITTAL.

      Outstanding 8% Notes Held in Certificated Form

      To validly tender outstanding 8% notes that you hold in physical form, the exchange agent must receive, before 5:00 p.m., New York City time, on the expiration date, at its address set forth in this prospectus:

     - a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

     -    certificates for tendered outstanding 8% notes.

     Outstanding 8% Notes Held in Book-Entry Form

      We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts for the outstanding 8% notes at The Depository Trust Company to facilitate the exchange offer, and subject to their establishment, any financial institution that is a participant in The Depository Trust Company may make book-entry delivery of the outstanding 8% notes by causing The Depository Trust Company to transfer the outstanding 8% notes into the exchange agent's account for the 8% notes using The Depository Trust Company's procedures for transfer.

      If you desire to transfer outstanding 8% notes held in book-entry form with The Depository Trust Company, the exchange agent must receive, before 5:00 p.m., New York City time, on the expiration date, at its address set forth in this prospectus, a confirmation of book-entry transfer of outstanding 8% notes into the exchange agent's account at The Depository Trust Company, which is referred to in this prospectus as a "book-entry confirmation," and:

     - a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

     - an agent's message transmitted pursuant to The Depository Trust Company's Automated Tender Offer Program.

      Tender of Outstanding 8% Notes Using The Depository Trust Company's Automated Tender Offer Program (ATOP)

      The exchange agent and The Depository Trust Company have confirmed that the exchange offer is eligible for ATOP. Accordingly, The Depository Trust Company participants may electronically transmit their acceptance of the exchange offer by causing The Depository Trust Company to transfer outstanding 8% notes held in book-entry form to the exchange agent in accordance with The Depository Trust Company's ATOP procedures for transfer. The Depository Trust Company will then send a book-entry confirmation, including an agent's message, to the exchange agent.

      The term "agent's message" means a message transmitted by The Depository Trust Company, received by the exchange agent and forming part of the book-entry confirmation, stating that The Depository Trust Company has received an express acknowledgment from the participant that it has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant. If you use ATOP procedures to tender outstanding 8% notes, you will not be required to sign and deliver a letter of transmittal to the exchange agent, but you will be bound by its terms as if you had done so.

SIGNATURES

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless outstanding 8% notes tendered with the letter of transmittal are tendered:

     - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" in the letter of transmittal; or

     -    for the account of an institution eligible to guarantee signatures.

      If the letter of transmittal is signed by a person other than the registered holder or The Depository Trust Company participant who is listed as the owner, the outstanding 8% notes must be endorsed or accompanied by appropriate bond powers that authorize the person to tender the outstanding 8% notes on behalf of the registered holder or The Depository Trust Company participant who is listed as the owner, in either case signed in the name of the registered holder(s) who appears on the outstanding 8% notes or the The Depository Trust Company participant who is listed as the owner. If the letter of transmittal or any of the outstanding 8% notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

      If you tender your notes through ATOP, signatures and signature guarantees are not required.

DETERMINATIONS OF VALIDITY

      All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered outstanding 8% notes will be determined by us in our reasonable discretion. We reserve the right, in our reasonable discretion, to reject any and all outstanding 8% notes not properly tendered or any outstanding 8% notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right, in our reasonable discretion, to waive any irregularities or conditions of tender as to particular outstanding 8% notes. Unless waived, any defects or irregularities in connection with tenders of outstanding 8% notes must be cured within the time that we reasonably determine. Although we intend to notify holders of defects or irregularities related to tenders of outstanding 8% notes, neither we, the exchange agent nor any other person is obligated to notify you of defects or irregularities related to your tender of outstanding 8% notes, nor shall we or any of them incur liability for failing to so notify you. Tenders of outstanding 8% notes will not be considered to have been made until the irregularities have been cured or waived. Any outstanding 8% notes received by the exchange agent that we determine are not properly tendered or that we otherwise reject, and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your outstanding 8% notes and:

     -    your outstanding 8% notes are not immediately available;

     - you cannot complete the procedure for book-entry transfer on a timely basis;

     - you cannot deliver your outstanding 8% notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or

     - you cannot complete a tender of outstanding 8% notes held in book-entry form using The Depository Trust Company's ATOP procedures on a timely basis;

then you may effect a tender through an eligible institution described under "-- Procedures for Tendering - Signatures" or using ATOP's guaranteed delivery procedures.

     We will accept a tender of outstanding 8% notes made by or through an eligible institution if:

     - before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, that: (1) gives the name and address of the holder, the certificate number or numbers of the holder's outstanding 8% notes and the principal amount of the outstanding 8% notes tendered, (2) states that the tender is being made, and (3) guarantees that, within five business days after the expiration date, a properly completed and validly executed letter of transmittal or facsimile, together with a certificate(s) representing the outstanding 8% notes to be tendered in proper form for transfer, or a confirmation of book-entry transfer into the exchange agent's account at The Depository Trust Company of the outstanding 8% notes delivered electronically, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered outstanding 8% notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

     We will accept a tender made through ATOP if:

     - before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives an agent's message from The Depository Trust Company stating that The Depository Trust Company has received an express acknowledgement from the participant in The Depository Trust Company tendering the outstanding 8% notes that they have received and agree to be bound by the notice of guaranteed delivery; and

     - the exchange agent receives, within five business days after the expiration date, either: (1) a book-entry confirmation, including an agent's message, transmitted via ATOP procedures; or (2) a properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered outstanding 8% notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding 8% notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

      Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding 8% notes at any time before 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of outstanding 8% notes in the exchange offer:

     - the exchange agent must receive a written or facsimile transmission of a notice of withdrawal at its address listed below before 5:00 p.m., New York City time, on the expiration date; or

     -    you must comply with the appropriate procedures of ATOP.

     Any notice of withdrawal must:

     - specify the name of the person having deposited the outstanding 8% notes to be withdrawn;

     - identify the outstanding 8% notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding 8% notes or, in the case of outstanding 8% notes transferred by book-entry transfer, the name and number of the account at the depositary to be credited;

     - be signed by the same person and in the same manner as the original signature on the letter of transmittal by which the outstanding 8% notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee for the outstanding 8% notes to register the transfer of the outstanding 8% notes into the name of the person withdrawing the tender; and

     - specify the name in which any of these outstanding 8% notes are to be registered, if different from that of the person who deposited the outstanding 8% notes to be withdrawn.

      We will determine all questions as to the validity, form and eligibility, including time of receipt, of the withdrawal notices in our reasonable discretion. Any outstanding 8% notes that are withdrawn will be judged not to have been tendered according to the procedures in this prospectus for purposes of the exchange offer, and no exchange notes will be issued in exchange for those outstanding 8% notes unless the outstanding 8% notes so withdrawn are validly retendered. Any outstanding 8% notes that have been tendered but are not accepted for exchange will be returned to the holder of the outstanding 8% notes without cost to the holder or, in the case of outstanding 8% notes tendered by book-entry transfer, into the holder's account at The Depository Trust Company according to the procedures described above. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding 8% notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time before the expiration date.

CONDITIONS

     The exchange offer is subject only to the following conditions:

     -    compliance of the exchange offer with securities laws;

     -    proper tender of the outstanding 8% notes;

     - representation by the holders of the outstanding 8% notes that they are not our affiliates, that they are acquiring the exchange notes in the ordinary course of business and that at the time the exchange offer is completed the holders do not plan to participate in distributing the exchange notes; and

     - no judicial or administrative proceeding is pending or threatened that would limit us from proceeding with the exchange offer.

EXCHANGE AGENT

      HSBC Bank USA, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent. You should send certificates for outstanding 8% notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

                 By Mail, Overnight Courier or Hand Delivery:

                             HSBC Bank USA
                             425 Fifth Avenue
                             New York, New York  10018
                             Attn: Issuer Services
                             Telephone: 212-525-1404

     By Facsimile Transmission:             To confirm receipt of notice
    (for eligible institutions only)        of Guaranteed Delivery by Telephone:

      212-525-1300                          212-525-1404

      DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS, OR TRANSMISSION VIA FACSIMILE, OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY.

      This form is not to be used to guarantee signatures. If a signature on the Letter of Transmittal is required to be guaranteed by an "Eligible Institution" under the instructions thereto, such signature guaranteed must appear in the applicable space provided in the signature box of the Letter of Transmittal.

SOLICITATION OF TENDERS; FEES AND EXPENSES

      We will bear the expenses of soliciting the holders of outstanding 8% notes to determine if they wish to tender them for exchange notes. The principal solicitation under the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph, telephone or fax.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonably out-of-pocket costs and expenses in connection with the exchange offer, and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay out-of-pocket expenses that the exchange agent incurs in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding 8% notes and in handling or forwarding tenders for exchange. We will pay other expenses to be incurred in connection with the exchange offer, including fees and expenses of the trustee, accounting and legal fees and printing costs.

      You will not be obligated to pay any transfer tax in connection with the exchange, unless you instruct us to register exchange notes in the name of, or request that notes not tendered or not accepted in the exchange offer be returned to, a person other than yourself, in which event you will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

      We will record the exchange notes at the same carrying value as we have recorded the outstanding 8% notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

PARTICIPATION IN THE EXCHANGE OFFER; UNTENDERED NOTES

      Participation in the exchange offer is voluntary. You should consult your financial and tax advisors in deciding what action to take.

      As a result of the making of, and upon acceptance for exchange of all of the outstanding 8% notes tendered under the terms of, this exchange offer, we will have fulfilled a covenant contained in the terms of the registration rights agreement. If you do not tender in the exchange offer, you will continue to hold your outstanding 8% notes and will be entitled to the rights, and subject to the limitations, applicable to the outstanding 8% notes under the indenture. In this event, however, you will no longer be entitled to any rights under the registration rights agreement that by their terms terminate or cease to have further effect as a result of the making of this exchange offer. See "Description of Notes." All untendered outstanding 8% notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent the outstanding 8% notes are tendered and accepted, there will be fewer outstanding 8% notes remaining following the exchange, which could significantly reduce the liquidity of the untendered notes.

      In the future, although we are not obligated to do so, we may seek to acquire untendered outstanding 8% notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. We intend to do so, if at all, in compliance with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any outstanding 8% notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any outstanding 8% notes that are not tendered in the exchange offer, except in those circumstances in which we may be obligated to file a shelf registration statement.

REGISTRATION RIGHTS AGREEMENT

      The following summary of the material provisions of the registration rights agreement does not restate the agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights. See "Where You Can Find More Information."

      Under the registration rights agreement, we agreed to file under the Securities Act the exchange offer registration statement of which this prospectus is a part. Once the SEC declares the registration statement effective, we will offer to the holders of the outstanding 8% notes who are able to make certain representations the opportunity to exchange their outstanding 8% notes for exchange notes.

      We will file with the SEC a shelf registration statement to cover resales of the outstanding 8% notes by the holders who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement if any of the following apply:

      (1) we are not required to file the exchange offer registration statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

      (2) you notify us before the 20th day following consummation of the exchange offer that:

          (a) you are prohibited by law or SEC policy from participating in the exchange offer;

          (b) you may not resell the exchange notes you acquired in the exchange offer to the public without delivering a prospectus, and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

          (c) you are a broker-dealer and you own notes that you acquired directly from us or an affiliate of ours.

      We are required by the registration rights agreement:

      (1) to use our best efforts to cause the SEC to declare the applicable registration statement effective as promptly as possible;

      (2) to file the exchange offer registration statement with the SEC on or before 90 days after December 21, 2001;

      (3) to use our best efforts to cause the SEC to declare the exchange offer registration statement effective on or before 150 days after December 21, 2001;

      (4) unless the exchange offer would not be permitted by applicable law or SEC policy, to:

          (a) commence the exchange offer; and

          (b) use our best efforts to issue, on or before 30 business days or longer if required by the federal securities laws after the date on which the SEC declares the exchange offer registration statement effective, exchange notes for all outstanding 8% notes tendered before then in the exchange offer; and

      (4) if obligated to file the shelf registration statement, to use our best efforts to do so on or before 30 days after the filing obligation arises and to cause the SEC to declare the shelf registration statement effective on or before 90 days after the obligation arises.

      We will be required to pay liquidated damages, in an amount equal to $0.05 per week per $1,000 principal amount of notes, to each holder of notes with respect to the first 90-day period immediately following the occurrence of any of the following:

      (1) our failure to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

      (2) the SEC's failure to declare the applicable registration statement effective on or before the required date; or

      (3) our failure to complete the exchange offer within 30 business days after the required date for effectiveness of the exchange offer registration statement; or

      (4) after the SEC declares the applicable registration statement effective, the registration statement subsequently ceases to be effective or usable in connection with resales of during the periods specified in the registration rights agreement.

      The amount of the liquidated damages will increase by an additional $0.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until we have cured the registration defaults described in (1) through (4) above, up to a maximum amount of liquidated damages for all registration defaults of $0.50 per week per $1,000 principal amount of notes.

      We will pay all accrued liquidated damages on the dates and in the manner specified in the registration rights agreement.

      You will be required to make certain representations to us, as described in the registration rights agreement, in order to participate in the exchange offer. For your notes to be included in the shelf registration statement, if applicable, and for you to benefit from the provisions regarding Liquidated Damages set forth above, you will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods described in the registration rights agreement. You will be deemed to have agreed to indemnify us against certain losses arising out of written information that you furnish to us for inclusion in any shelf registration statement. You will also be required to cease using the prospectus included in the shelf registration statement under certain circumstances if we notify you to that effect.

                                 USE OF PROCEEDS

      We will not receive any cash proceeds from the exchange offer. We used the $267.4 million in net proceeds from the offering of the outstanding 8% notes, after deducting the initial purchasers' discounts, together with additional borrowings of approximately $16.6 million under our senior secured credit facility and available cash of $13.3 million, to redeem the 9.375% Senior Notes due 2005 and 8.5% Senior Notes due 2007 of Cott Corporation.

                       RATIO OF EARNINGS TO FIXED CHARGES

      We have computed the ratio of earnings to fixed charges for each of the following periods on a consolidated basis. You should read the ratio of earnings to fixed charges in conjunction with our audited consolidated financial statements that are incorporated by reference into this document.

                         JANUARY 31,      JANUARY 2,      JANUARY 1,     DECEMBER 30,  DECEMBER 29,
                                1998            1999            2000             2000          2001
                          (53 WEEKS)      (48 WEEKS)      (52 WEEKS)       (52 WEEKS)    (52 WEEKS)
                          ----------      ----------      ----------       ----------    ----------
Ratio of Earnings to Fixed
   Charges                      1.0x         (1.6x)*            1.4x             2.3x          2.7x

* In the period ended January 2, 1999, earnings were insufficient to cover fixed charges by $39.0 million.

      For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of adding pre-tax income from continuing operations before minority interests and equity income (loss) and fixed charges, and deducting the minority interest of subsidiaries that have not incurred fixed charges. "Fixed charges" represent the sum of interest expense, interest included in discontinued operations, amortized premiums, discounts and financing fees and an estimate of interest within rental expense.

                                 CAPITALIZATION

The following table shows Cott Corporation's consolidated capitalization as of December 29, 2001, as reported and giving effect to the application of the net proceeds of the offering of the outstanding 8% notes as described under "Use of Proceeds." The information presented below should be read in conjunction with our consolidated financial statements and other financial information included or incorporated by reference in this document.

                                                                 AS OF
                                                          DECEMBER 29, 2001
(in millions of U.S. dollars)                         REPORTED        PRO FORMA
                                                       ------           ------
                                                      (audited)      (unaudited)
Cash and short-term investments .............          $  3.9           $  3.9
Cash in trust ...............................           297.3               --
Short-term bank indebtedness ................            34.2             34.2
Long-term debt (including current portion)(1)
   Term Bank Loans ..........................            96.5             96.5
   8% Senior Subordinated Notes due 2011(2) .           267.4            267.4
   9.375% Senior Notes due 2005 .............           152.4               --
   8.5% Senior Notes due 2007 ...............           124.0               --
   Other ....................................             1.0              1.0
                                                       ------           ------
      Total long-term debt ..................           641.3            364.9
                                                       ------           ------
Deferred consideration on acquisition .......            16.8             16.8
Shareowners' equity
   Capital stock(3) .........................           237.1            237.1
   Retained earnings (deficit)(4) ...........             2.0             (7.6)
   Accumulated other comprehensive income(5)            (43.7)           (43.7)
                                                       ------           ------
      Total shareowners' equity .............           195.4            185.8
                                                       ------           ------
          Total capitalization ..............           586.5            597.8
                                                       ======           ======

(1) For further details, see note 17 of our audited consolidated financial statements for the year ended December 29, 2001, incorporated by reference herein.

(2) The $7.6 million discount from the face amount of the notes has been recorded as a reduction in the related liability.

(3) For further details, see note 20 of our audited consolidated financial statements for the year ended December 29, 2001, incorporated by reference herein.

(4) Includes the after tax impact of the write-off of the prepayment penalty and financing fees of $9.6 million related to the redemption of the 9 3/8% Senior Notes due 2005 and the 8 1/2% Senior Notes due 2007.

(5)  Includes the cumulative currency translation adjustment account.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The following table shows, for the periods and dates indicated, Cott Corporation's and its subsidiaries' selected historical consolidated financial information. The selected historical consolidated financial information as of and for the year ended December 29, 2001, the year ended December 30, 2000, the year January 1, 2000, the 48-week period ended January 2, 1999 and the year ended January 31, 1998 was derived from the consolidated financial statements audited by PricewaterhouseCoopers LLP.

      You should read the information in the table in conjunction with the audited consolidated financial statements, other financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the reports that we have filed with the SEC and incorporated by reference into this document.

                                                                                                                          PRO FORMA
                                       JANUARY          JANUARY          JANUARY         DECEMBER          DECEMBER       DECEMBER
                                       31, 1998         2, 1999         1, 2000(1)      30, 2000(2)       29, 2001(3)    29, 2001(4)
                                      (53 WEEKS)      (48 WEEKS)        (52 WEEKS)      (52 WEEKS)        (52 WEEKS)      (52 WEEKS)
                                      ---------        ---------        ---------        ---------        ---------       ---------
                                                                                                                         (unaudited)
Sales                                 $ 1,051.4        $   961.9        $   993.7        $   990.6        $ 1,090.1       $ 1,096.1
Cost of sales                             905.9            862.4            847.9            825.5            902.7           895.9
Selling, general and
   administrative                          96.5             91.3            100.8             91.3             94.1            97.5
Unusual items(5)                           21.7             77.2             (1.2)            (2.1)              --              --
                                      ---------        ---------        ----------       ----------       ---------       ---------
OPERATING INCOME (LOSS)                    27.3            (69.0)            46.2             75.9             93.3           102.7
                                      ---------        ---------        ---------        ---------        ---------       ---------
INCOME (LOSS) FROM CONTINUING
   OPERATIONS                               0.4            (95.8)            21.4             26.6             39.9            44.5
Cumulative effect of changes in
   accounting principles(6)                  --             (9.9)            (2.1)              --               --              --
Discontinued operations(7)                 (5.1)            (3.8)            (0.8)              --               --              --
Extraordinary item                           --               --               --             (1.2)              --              --
                                      ---------        ---------        ---------        ---------        ---------       ---------
NET INCOME (LOSS)                     $    (4.7)       $  (109.5)       $    18.5        $    25.4        $    39.9       $    44.5
                                      =========        =========        =========        =========        =========       =========

INCOME (LOSS) PER SHARE - BASIC
  Income (loss) from continuing
   operations                         $    0.10        $   (1.53)       $    0.35        $    0.44        $    0.66       $    0.73
  Cumulative effect of changes
   in accounting principles           $      --        $   (0.16)       $   (0.03)       $      --        $      --       $      --
  Discontinued operations             $   (0.08)       $   (0.05)       $   (0.01)       $      --        $      --       $      --
  Extraordinary item                  $      --        $      --        $      --        $   (0.02)       $      --       $      --
  Net income (loss)                   $   (0.07)       $   (1.74)       $    0.31        $    0.42        $    0.66       $    0.73
                                      =========        =========        =========        =========        =========       =========

INCOME (LOSS) PER SHARE -
   DILUTED
  Income (loss) from continuing
   operations                         $    0.10        $   (1.53)       $    0.35        $    0.44        $    0.66       $    0.73
  Cumulative effect of changes
   in accounting principles           $      --        $   (0.16)       $   (0.03)       $      --        $      --       $      --
  Discontinued operations             $   (0.08)       $   (0.05)       $   (0.01)       $      --        $      --       $      --
  Extraordinary item                  $      --        $      --        $      --        $   (0.02)       $      --       $      --
  Net income (loss)                   $   (0.07)       $   (1.74)       $    0.28        $    0.38        $    0.58       $    0.64
                                      =========        =========        =========        =========        =========       =========
CASH DIVIDEND                         $    0.05        $    0.03        $      --        $      --        $      --       $      --
                                      =========        =========        =========        =========        =========       =========

BALANCE SHEET DATA
Total assets                          $   861.5        $   699.2        $   589.6        $   621.6        $ 1,065.4       $   766.0
Current maturities of long-term
   debt                                    19.5             12.5              1.6              1.6            281.8             5.4
Long-term debt                            388.3            365.2            322.0            279.6            359.5           359.5
Shareowners' equity                       230.9            122.0            142.3            158.5            195.4           185.8

------------------

(1) During the year, Cott completed a series of planned divestitures of non-core businesses.

(2) During the year, Cott acquired the assets of the private label beverage and the Vintage(TM) brand seltzer water businesses of Concord Beverage Company and completed the divestiture of its polyethylene terephthalate preform blow-molding operations.

(3) During the year, Cott acquired certain assets of Royal Crown Company Inc. ("Royal Crown Assets") and formed a new business with Polar Corporation.

(4) The pro forma balance sheet data gives effect to the application of the net cash proceeds of the notes to repay in full the 2005 notes and the 2007 notes, including interest, the prepayment penalty relating to the 2005 notes and 2007 notes and the write off the unamortized portion of the financing fees relating to these notes. The pro forma income statement information has been derived as discussed in note 4 to the Summary Historical Condensed Consolidated and Other Consolidated Pro Forma Financial Data on page 13 of this document.

(5) Unusual item for the 48-week period ended January 2, 1999 includes a $25.3 million restructuring charge, a $28.3 million write down of impaired assets, a $17.8 million write down of businesses held for sale and a $5.3 million loss on disposal of our bottling operations in Norway. The restructuring charge was for a restructuring program undertaken by Cott to focus on businesses in core markets, fix its cost structure and strengthen the management team. The restructuring charge represented expected cash payments and included severance covering approximately 110 employees, termination costs relating to leases, and other contractual obligations. The $28.3 million write down of assets to net realizable value is in connection with manufacturing rationalization, discontinued products or customers, and expected divestitures of certain investments and manufacturing facilities.

     The unusual item for the year ended January 31, 1998 included a charge of $19.6 million for the regionalization of operations and related termination costs of co-packers' agreements in the United States, termination of distributors' agreements in the United Kingdom, and severance for streamlining operations and elimination of senior management positions in Canadian and corporate offices. Unusual items for the year also included $1.9 million to settle employment obligations with the estate of the late Gerald N. Pencer, the former Chairman, President and Chief Executive Officer of Cott.

(6) The change in accounting principle related to costs of start-up activities for the year ended January 1, 2000. Starting in January 1999, costs of start-up activities and organization costs were expensed as incurred. The initial adoption resulted in a charge of $2.1 million, net of a deferred tax recovery of $1.2 million. For the year ended January 2, 1999, the charge for the change in accounting principle relates to development costs for new packaging and prepaid contract costs. These costs were expensed as incurred starting in October 1998. Previously, development costs for packaging were amortized over three years and prepaid contract costs were amortized over the term of the related contract. The $9.9 million charge for the initial adoption was net of a tax recovery of $1.1 million.

(7) During the year ended January 31, 1998, Cott decided to dispose of its food business and recorded a loss from discontinued operations of $3.1 million, net of a deferred tax recovery of $1.2 million, for Destination Products International, Inc. ("DPI"). The loss to the measurement date was $2.0 million, net of income taxes of $1.3 million. During the period ended January 2, 1999, Cott recorded an additional loss of $3.8 million, net of a deferred tax recovery of $0.4 million, reflecting a revision in the estimated proceeds on disposition. The assets of DPI were sold in May 1999 for cash proceeds of $6.9 million (C$10.1 million) and Cott recorded a loss on disposal of $0.8 million, net of a deferred tax recovery of $0.5 million. For the year ended January 31, 1998, the 48-week period ended January 2, 1999 and the year ended January 1, 2000, discontinued operations included an allocation of interest relating to debt attributable to DPI of $1.8 million, $0.9 million and $0.3 million, respectively. Sales of discontinued operations for each of these years were $28.5 million, $28.5 million and $14.4 million, respectively.

(8) Capital expenditures exclude the cost of acquisitions and proceeds from divestitures.

                        DESCRIPTION OF OTHER INDEBTEDNESS

SENIOR SECURED CREDIT FACILITY

      On July 19, 2001, Cott Corporation and Cott Beverages Inc. entered into a $150 million senior secured credit facility provided by a syndicate of lenders led by Lehman Brothers Inc., as arranger, First Union National Bank, as syndication agent and working capital facility agent, Bank of Montreal, as Canadian administrative agent and Lehman Commercial Paper Inc., as general administrative agent. The facility was subsequently amended as of December 13, 2001 and further amended as of December 19, 2001 to authorized Cott to increase the facility by $25 million. Cott Corporation's and Cott Beverages Inc.'s obligations under the senior secured credit facility are secured by a lien on substantially all personal property assets of Cott Corporation and its restricted U.S. and Canadian subsidiaries and are guaranteed by certain of Cott Corporation's subsidiaries. Guarantors of the senior secured credit facility include, among others, guarantors of the notes. The following summary of the material provisions of the senior secured credit facility is not complete and is subject to all the provisions of the senior secured credit facility.

      Cott Beverages Inc. is required to make mandatory prepayments under the senior secured credit facility under certain circumstances, including receipt of excess cash flow. Cott Beverages Inc. must apply 0% to 50% of Cott Corporation's excess cash flow - the percentage depends on Cott Corporation's ratio of total debt to EBITDA - from each fiscal year to repay outstanding loans starting in 2003 based on the excess cash flow for 2002.

      The senior secured credit facility consists of:

     - a five and a half year $100 million term loan facility, of which $96.5 million was outstanding as of December 29, 2001. The facility has scheduled payments which can be accelerated by the prepayments for excess cash flows.

     - a $75 million revolving credit facility expiring in December 2005, of which $46.6 million was available as of December 29, 2001. The amount of the revolving credit facility can be increased by up to an additional $50 million at the request of Cott Beverages Inc. if existing lenders or other entities willing to commit to such additional amount are identified. Five million dollars of the revolving credit facility may be borrowed directly by Cott Corporation from the Bank of Montreal.

      Borrowings under the senior secured credit facility bear interest at either a base rate or a eurodollar rate, plus an applicable margin. The applicable margin for the term loan facility is 1.75% for U.S. bank rate loans and 3.00% for eurodollar loans. The applicable margins for the revolving credit facility will vary in relation to the ratio of Cott Corporation's consolidated total debt to consolidated EBITDA, as determined under our senior secured credit facility. In addition to paying interest on the outstanding principal, we pay a facility fee to the lenders in respect of the revolving credit commitments, whether used or unused, at a rate ranging from 0.375% to 0.50% per annum depending on Cott Corporation's consolidated ratio of total debt to EBITDA.

      The senior secured credit facility contains negative covenants limiting the ability of Cott Corporation, Cott Beverages Inc. and certain of their subsidiaries to, among other things, incur debt, make payments on subordinated indebtedness, create liens, engage in fundamental changes, make distributions or stock repurchases, make loans and advances, engage in sales and leasebacks, change fiscal year, agree to negative pledge clauses, make investments, engage in transactions with affiliates, sell assets, engage in mergers and acquisitions and enter into hedge agreements.

      The senior secured credit facility requires Cott Corporation to maintain certain consolidated financial ratios, including: maximum total debt to EBITDA, decreasing from a ratio of 3.25 to 1.00 to a ratio of 2.00 to 1.00; minimum EBITDA to fixed charges, increasing from a ratio of 1.00 to 1.00 to a ratio of
1.25 to 1.00; and minimum EBITDA to interest expense, increasing from a ratio of
3.25 to 1.00 to 4.00 to 1.00. The change in financial ratios is over the four-year period ending on December 31, 2005. Capital expenditures are limited to $50 million with a 50% unspent carry forward. Failure to satisfy any of these financial covenants constitutes an event of default under the senior secured credit facility. The senior secured credit facility also includes other customary events of default, including certain changes of control.

SENIOR SECURED UK CREDIT FACILITY

      Effective November 30, 2000, Cott Beverages Ltd., a wholly-owned UK-based subsidiary of Cott Corporation, entered into a L10.0 million demand bank credit facility with Lloyds TSB Bank plc, expiring on June 30, 2002. Obligations under the credit facility are secured by a lien on all of the assets of Cott Beverages Ltd. Borrowings under the senior secured UK credit facility bear interest either at the base rate plus 1.0% or LIBOR plus 0.75%. As of December 29, 2001, no debt was outstanding under the UK credit facility.

                              DESCRIPTION OF NOTES

      You can find the definitions of certain terms used in this description below under the subheading " - Certain Definitions." In this description, the word "Cott" refers only to Cott Corporation and not to any of its subsidiaries.

      Cott Beverages Inc. (formerly known as BCB USA Corp.), which we refer to as the "Issuer," issued the outstanding 8% notes and will issue the exchange notes under an indenture among itself, the Guarantors and HSBC Bank USA, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

      The following summary of the material provisions of the indenture does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of notes. To obtain a copy of the indenture, refer to the caption "Where You Can Find More Information." Certain defined terms used in this description but not defined below under " - Certain Definitions" have the meanings assigned to them in the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

      THE NOTES

      The notes:

     -    are general unsecured obligations of the Issuer;

     - are subordinated in right of payment to all existing and future Senior Debt of the Issuer;

     - are pari passu in right of payment with any future senior subordinated indebtedness of the Issuer; and

     - are unconditionally guaranteed by the Guarantors on a senior subordinated basis.

      THE GUARANTEES

      The notes are guaranteed by Cott and all of Cott's Domestic Subsidiaries.

      Each guarantee of the notes:

     -    is a general unsecured obligation of that Guarantor;

     - is subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

     - is pari passu in right of payment with any future senior subordinated indebtedness of that Guarantor.

      As of December 29, 2001 and giving effect to the application of the net proceeds from the offering of the outstanding 8% notes as described under "Use of Proceeds," the notes were subordinated to approximately $123.7 million of the issuer's senior indebtedness. As indicated above and as discussed in detail below under the caption " - Subordination," payments on the notes and under these guarantees will be subordinated to the payment of the applicable Senior Debt. The indenture permits us, the Issuer and the other Guarantors to incur additional Senior Debt.

      Not all of Cott's subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The Issuer, Cott and the other Guarantors generated 86% of Cott's consolidated revenues in the year ended December 29, 2001 and held approximately 81% of Cott's consolidated assets as of December 29, 2001.

      As of the date of the indenture, all of our subsidiaries other than Northeast Finco Inc. and its Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading " - Certain Covenants - Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our other subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes. As of December 29, 2001, Cott and its Restricted Subsidiaries have invested approximately $29.5 million, excluding acquisition costs, in Northeast Finco Inc.

PRINCIPAL, MATURITY AND INTEREST

      The Issuer issued the outstanding 8% notes with an initial maximum aggregate principal amount of $275.0 million. The Issuer may issue additional notes under the indenture from time to time after this offering. Any offering of such additional notes is subject to the covenant described below under the caption " - Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuer will issue notes only in denominations of $1,000 and integral multiples of $1,000. The 8% notes will mature on December 15, 2011.

      Interest on the notes will accrue at the rate of 8% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2002. The Issuer will make each interest payment to the trustee (for the benefit of the Holders of record on the immediately preceding June 1 and December 1).

      Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

      If a Holder has given wire transfer instructions to the Issuer or the trustee, the Issuer or the trustee will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuer elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

      The trustee will initially act as paying agent and registrar. The Issuer may change the paying agent or registrar without prior notice to the Holders of the notes, and the Issuer or any of its wholly-owned Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

      A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

GUARANTEES

      The notes will be guaranteed by Cott and by each of Cott's current and future Domestic Subsidiaries. These Guarantees will be joint and several obligations of the Guarantors. Each Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors - Risks related to the notes - The guarantees of certain affiliates of the issuer could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or avoid such guarantees."

      A Guarantor that is a Subsidiary of Cott may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Issuer or another Guarantor, unless:

      (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

      (2) either:

            (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor pursuant to a supplemental indenture satisfactory to the trustee; or

            (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

      The Guarantee of a Guarantor that is a Subsidiary of Cott will be released:

            (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Cott, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

            (2) in connection with any sale of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of Cott, if the sale complies with the "Asset Sale" provisions of the indenture;

            (3)  upon legal defeasance or covenant defeasance; or

            (4) if Cott designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

      See " - Repurchase at the Option of Holders - Asset Sales."

SUBORDINATION

      The payment of principal, interest and premium and Liquidated Damages, if any, on the notes will be subordinated to the prior payment in full of all Senior Debt of the Issuer, including Senior Debt incurred after the date of the indenture.

      The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under " - Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of the Issuer:

            (1)  in a liquidation or dissolution of the Issuer;

            (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property;

            (3)  in an assignment for the benefit of creditors; or

            (4)  in any marshaling of the Issuer's assets and liabilities.

      The Issuer also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under " - Legal Defeasance and Covenant Defeasance") if:

            (1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

            (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from the Issuer or the holders of any Designated Senior Debt.

      Payments on the notes may and will be resumed:

            (1) in the case of a payment default, upon the date on which such default is cured or waived; and

            (2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

      No new Payment Blockage Notice may be delivered unless and until:

            (1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

            (2) all scheduled payments of principal, interest and premium and Liquidated Damages, if any, on the notes that have come due have been paid in full in cash.

      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

      If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under " - Legal Defeasance and Covenant Defeasance") when:

            (1)  the payment is prohibited by these subordination provisions;
      and

            (2) the trustee or the Holder has actual knowledge that the payment is prohibited;

the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

      The Issuer must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Issuer or a Guarantor, Holders of notes may recover less, ratably, than creditors of the Issuer or a Guarantor who are holders of Senior Debt. See "Risk Factors - Risks relating to the notes - Your right to receive payments on the notes and guarantees is unsecured and will be effectively subordinated to the issuer's and the guarantors' existing and future secured indebtedness and the indebtedness of the non-guarantor subsidiaries."

      "Designated Senior Debt" means:

            (1) any Indebtedness outstanding from time to time under the Credit Agreement; and

            (2) any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by the Issuer as "Designated Senior Debt."

      "Permitted Junior Securities" means:

            (1)  Equity Interests in the Issuer or any Guarantor; or

            (2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Guarantees are subordinated to Senior Debt under the indenture.

      "Senior Debt" means:

            (1) all Indebtedness of the Issuer or any Guarantor outstanding from time to time under Credit Facilities and all Hedging Obligations with respect thereto;

            (2) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Guarantee; and

            (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

      Notwithstanding anything to the contrary in the preceding three clauses, Senior Debt will not include:

            (1) any liability for federal, state, local or other taxes owed or owing by Cott, the Issuer or any other Guarantor;

            (2) any intercompany Indebtedness of Cott, the Issuer or any other Guarantor to any Subsidiary or any of its Affiliates;

            (3)  any trade payables; or

            (4) the portion of any Indebtedness that is incurred in violation of the indenture; provided that Indebtedness under the Credit Agreement will not cease to be Senior Debt if borrowed based on a written certification (which can be included in a borrowing request) from an officer of the borrower to the effect that such Indebtedness was permitted by the indenture to be incurred.

OPTIONAL REDEMPTION

      At any time prior to December 15, 2004, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 108% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Issuer or with the net cash proceeds of one or more Equity Offerings by Cott that are contributed to the Issuer as common equity capital, provided that:

            (1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Cott and its Subsidiaries); and

            (2) the redemption occurs within 45 days of the date of the closing of such Equity Offering.

      Except pursuant to the preceding paragraph, the notes will not be redeemable at the Issuer's option prior to December 15, 2006.

      On or after December 15, 2006, the Issuer may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

       YEAR                                              PERCENTAGE
       ----                                              ----------

       2006...............................................104.000%
       2007...............................................102.667%
       2008...............................................101.333%
       2009 and thereafter................................100.000%

MANDATORY REDEMPTION

      The Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

      CHANGE OF CONTROL TRIGGERING EVENT

      If a Change of Control Triggering Event occurs, each Holder of notes will have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase. Within ten days following any Change of Control Triggering Event, the Issuer will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such conflict.

      On the Change of Control Payment Date, the Issuer will, to the extent lawful:

            (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

            (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

            (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuer.

      The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

      Prior to complying with any of the provisions of this "Change of Control Triggering Event" covenant, but in any event within 90 days following a Change of Control Triggering Event, Cott, the Issuer and the other Guarantors will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The provisions described above that require the Issuer to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

      The Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

      The definition of Change of Control Triggering Event includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Cott and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Cott and its Subsidiaries taken as a whole to another Person or group may be uncertain.

      ASSET SALES

      Cott will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

            (1) Cott (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

            (2) for each Asset Sale where consideration exceeds $7.5 million, such Asset Sale is approved by Cott's Board of Directors and evidenced by a resolution of the Board of Directors; and

            (3) at least 75% of the consideration received in the Asset Sale by Cott or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

                        (a) any liabilities, as shown on Cott's or such
            Restricted Subsidiary's most recent balance sheet, of Cott or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Cott or such Restricted Subsidiary from further liability; and

                        (b) any securities, notes or other obligations received
            by Cott or any such Restricted Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by Cott or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Cott or such Restricted Subsidiary will apply those Net Proceeds at its option:

            (1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

            (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

            (3)  to make a capital expenditure; or

            (4) to acquire other long-term assets that are used or useful in a Permitted Business;

provided, that Cott or the Restricted Subsidiary will have complied with clauses
(2), (3) or (4) if, within 360 days of such Asset Sale, Cott or the Restricted Subsidiary shall have commenced the expenditure or acquisition, or entered into a binding agreement with respect to the expenditure or acquisition in compliance with clauses (2), (3) or (4), and that expenditure or acquisition is completed within a date one year and six months after the date of the Asset Sale; and provided further that if any such expenditure or acquisition is abandoned after the date that is one year after the Asset Sale, Cott or the Restricted Subsidiary will immediately apply the Net Proceeds in accordance with clause (1) above.

      Pending the final application of any Net Proceeds, Cott may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

      Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer will make an Asset Sale Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Cott may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

      The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

      The agreements governing Cott's and the Issuer's outstanding Senior Debt currently prohibit Cott or the Issuer from purchasing any notes, and also provide that certain change of control or asset sale events with respect to Cott would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Cott or the Issuer becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Cott or the Issuer is prohibited from purchasing notes, Cott or the Issuer could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Cott or the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing notes. In such case, the Issuer's failure to purchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes.

SELECTION AND NOTICE

      If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

            (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

            (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

      No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

      If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

         RESTRICTED PAYMENTS

         Cott will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

                  (1) declare or pay any dividend or make any other payment or distribution on account of Cott's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Cott or any of its Restricted Subsidiaries) or to the direct or indirect holders of Cott's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Cott or to Cott or a Restricted Subsidiary of Cott);

                  (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Cott) any Equity Interests of Cott or any direct or indirect parent of Cott;

                  (3) make any voluntary or optional payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Guarantees; or

                  (4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

                  (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

                  (2) Cott would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption " - Incurrence of Indebtedness and Issuance of Preferred Stock;" and

                  (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Cott and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2) through (7) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

                           (a) 50% of the Consolidated Net Income of Cott for
                  the period (taken as one accounting period) from October 1, 2001 to the end of Cott's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

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
                           (b) 100% of the aggregate net cash proceeds received
                  by Cott or a Restricted Subsidiary since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of Cott (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Cott or a Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of Cott (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of
                  Cott), plus

                           (c) to the extent that any Restricted Investment that
                  was made after the date of the indenture is sold for cash or otherwise liquidated or any loan or advance is repaid for cash, the cash return of capital (including cash dividends to the extent not included in the Consolidated Net Income) with respect to such Restricted Investment (less the cost of disposition, if any), plus

                           (d) to the extent that an entity in which Cott or a
                  Restricted Subsidiary has made an Investment using amounts under this clause (3) thereafter becomes a Restricted Subsidiary, the fair market value of Cott's Investment in such entity as of the date it becomes a Restricted Subsidiary, plus

                           (e) to the extent that any Unrestricted Subsidiary of
                  Cott is redesignated as a Restricted Subsidiary after the date of the indenture, the lesser of (i) the fair market value of Cott's Investment in such Subsidiary as of the date of such redesignation or (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

         So long as no Default or Event of Default (except with respect to clauses (2), (5), (7) and (8) below) has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

                  (1) The payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

                  (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Cott, the Issuer or any other Guarantor or of any Equity Interests of Cott in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Cott) of, Equity Interests of Cott (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

                  (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Cott, the Issuer or any other Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

                  (4) the payment of any dividend or other distribution by a Restricted Subsidiary of Cott to the holders of its Equity Interests on a pro rata basis;

                  (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Cott or any Restricted Subsidiary held by any member of Cott's (or any of its Restricted

         Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or similar agreement or program or other employee benefit plan; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $3.5 million in any calendar year);

                  (6) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; provided that (x) the assets of such Restricted Subsidiary immediately prior to such designation consists only of operations in the United Kingdom, (y) the total assets of such Restricted Subsidiary less all liabilities of such Restricted Subsidiary (other than liabilities for which Cott, the Issuer or any Restricted Subsidiary will be liable immediately after such designation) is less than 15% of Cott's total consolidated assets less total consolidated liabilities (on the most recently available quarterly or annual consolidated balance sheet of Cott prepared in conformity with GAAP), provided further, that the net assets of such Restricted Subsidiary may exceed 15% of Cott's net assets to the extent that Cott would be permitted to make a Restricted Payment in an amount equal to such excess and (z) immediately prior to and after giving effect to such designation, Cott could incur at least $1 of additional Indebtedness under the first paragraph set forth under the caption " - Incurrence of Indebtedness and Issuance of Preferred Stock" as if the Fixed Charge Coverage Ratio were 2.75 to 1;

                  (7) the conversion of any preferred stock of Cott into common Equity Interests of Cott;

                  (8) cash dividends on the Convertible Participating Voting Second Preferred Shares Series 1 of Cott paid in accordance with terms thereof on the date of the indenture in the event the maximum number of shares of common stock that may be issued upon conversion thereof is reached, in an amount not to exceed $6.0 million in any one year; and

                  (9) other Restricted Payments in an aggregate amount since the date of the indenture not to exceed $25.0 million.

         The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Cott or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. If the fair market value of any assets or securities that are required to be valued by this covenant exceeds $15.0 million, such transaction will be approved by the Board of Directors whose resolution with respect thereto will be delivered to the trustee; provided that the Board of Directors' approval in the event of a Restricted Payment that is not an Investment must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $15.0 million. Not later than the date of making any Restricted Payment, Cott will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

         INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

         Cott will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Cott and the Issuer will not issue any Disqualified Stock and will not permit any of their Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Cott, the Issuer and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt), Cott and the Issuer may issue Disqualified Stock and Restricted Subsidiaries of Cott that are Guarantors may issue preferred stock, if the Fixed Charge Coverage Ratio for Cott's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four quarter period; provided further that no more than $50.0 million of Indebtedness under this paragraph may be incurred by Restricted Subsidiaries that are not Guarantors so long as such Restricted Subsidiaries are Foreign Restricted Subsidiaries.

         The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

                  (1) the incurrence by Cott, the Issuer and any Restricted Subsidiary of additional Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the face amount thereunder) not to exceed the greater of (A) $225.0 million and (B) the sum of (x) 80% of the net book value of the non-Affiliate accounts receivable of the Person incurring such Indebtedness and its Restricted Subsidiaries and (y) 50% of the total Eligible Inventory of the Person incurring such Indebtedness and its Restricted Subsidiaries, in each case determined in accordance with GAAP, less in either case, the aggregate amount of commitment reductions resulting from the application of proceeds from Asset Sales since the date of the indenture; provided, however, that no more than $50.0 million of Indebtedness under this clause (1) may be incurred by Restricted Subsidiaries that are not Guarantors so long as such Restricted Subsidiaries are Foreign Restricted Subsidiaries;

                  (2) the incurrence by Cott and its Restricted Subsidiaries of Existing Indebtedness;

                  (3) the incurrence by Cott, the Issuer and the Guarantors of Indebtedness represented by the notes and the related Guarantees;

                  (4) the incurrence by Cott, the Issuer and any Restricted Subsidiary of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment or other assets used in or acquired in connection with the business of Cott, the Issuer or any Restricted Subsidiary, in an aggregate principal amount not to exceed $75.0 million at any time outstanding; provided, however, that no more than $50.0 million of Indebtedness under this clause (4) may be incurred by Restricted Subsidiaries that are not Guarantors so long as such Restricted Subsidiaries are Foreign Restricted Subsidiaries;

                  (5) the incurrence by Cott or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), or (10) of this paragraph;

                  (6) the incurrence by Cott or any of its Restricted Subsidiaries of intercompany Indebtedness or issuance of Disqualified Stock or preferred stock between or among Cott and any of its Restricted Subsidiaries; provided, however, that:

                           (a) if Cott, the Issuer or any Guarantor is the
                  obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of the Issuer, or the Guarantees, in the case of a Guarantor; and

                           (b) (i) any subsequent issuance or transfer of Equity
                  Interests that results in any such Indebtedness being held by a Person other than Cott or a Restricted Subsidiary of Cott and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Cott or a Restricted Subsidiary of Cott, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Cott or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

                  (7) the incurrence by Cott or any of its Restricted Subsidiaries of (A) Hedging Obligations, (B) Indebtedness in respect of performance, surety or appeal bonds in the ordinary course of business or (C) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Cott or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of Cott (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by Cott or any Restricted Subsidiary in connection with such disposition;

                  (8) the guarantee by Cott, the Issuer or any of the Guarantors of Indebtedness of Cott or any Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

                  (9) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Cott as accrued; and

                  (10) the incurrence by Cott or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause
         (10), not to exceed $50.0 million.

         For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness (including Acquired Debt) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Cott will be permitted to classify or later classify (or reclassify in whole or in part in its sole discretion) such item of Indebtedness in any manner that complies with this covenant.

         NO SENIOR SUBORDINATED DEBT

         The Issuer will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of the Issuer and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Guarantee.

         LIENS

         The indenture provides that Cott will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Liens securing obligations among Cott or any of its Restricted Subsidiaries) that secures obligations under any Indebtedness which is pari passu with or subordinated to the notes or the Guarantees, unless the notes and the Guarantees are equally and ratably secured with the obligations so secured or until such time as such obligations are no longer secured by a Lien.

         DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

         Cott will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

                  (1) pay dividends or make any other distributions on its Capital Stock to Cott or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Cott or any of its Restricted Subsidiaries;

                  (2) make loans or advances to Cott or any of its Restricted Subsidiaries; or

                  (3) transfer any of its properties or assets to Cott or any of its Restricted Subsidiaries.

         However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

                  (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

                  (2) the indenture, the notes and the Guarantees;

                  (3) applicable law;

                  (4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Cott or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

                  (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

                  (6) purchase money obligations for property (real or personal, tangible and intangible) acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

                  (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

                  (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

                  (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption " - Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

                  (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements;

                  (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

                  (12) Indebtedness permitted to be incurred by foreign Restricted Subsidiaries under the caption " - Incurrence of Indebtedness and Issuance of Preferred Stock"; provided that all such restrictions in the aggregate restrict no more than 10% of the Consolidated Cash Flow of Cott and its Restricted Subsidiaries; and

                  (13) any Credit Facilities of Cott, the Issuer or a Guarantor in effect after the date of the indenture that are permitted to be incurred by the indenture, to the extent its provisions are substantially no more restrictive with respect to such dividend, distribution or other payment restriction and loan or investment restriction than those contained in the Credit Agreement as in effect on the date of the indenture.

         MERGER, CONSOLIDATION OR SALE OF ASSETS

         Neither Cott nor the Issuer will, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Cott or the Issuer, as the case may be, is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Cott or the Issuer, as the case may be, and their respective Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

                  (1) either: (a) Cott or the Issuer, as the case may be, is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Cott or the Issuer, as the case may be) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia or, in the case of Cott, Canada or any province thereof;

                  (2) the Person formed by or surviving any such consolidation or merger (if other than Cott or the Issuer, as the case may be) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Cott or the Issuer, as the case may be, under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

                  (3) immediately after such transaction no Default or Event of Default exists; and

                  (4) Cott or the Issuer, as the case may be, or the Person formed by or surviving any such consolidation or merger (if other than Cott or the Issuer, as the case may be), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption " - Incurrence of Indebtedness and Issuance of Preferred Stock."

         In addition, neither Cott nor the Issuer will, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

         TRANSACTIONS WITH AFFILIATES

         Cott will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

                  (1) the Affiliate Transaction is on terms that are no less favorable to Cott or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Cott or such Restricted Subsidiary with an unrelated Person; and

                  (2) Cott delivers to the trustee:

                           (a) with respect to any Affiliate Transaction or
                  series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

                           (b) with respect to any Affiliate Transaction or
                  series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

         The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

                  (1) any employment agreement entered into by Cott or any of its Restricted Subsidiaries in the ordinary course of business;

                  (2) transactions between or among Cott and/or its Restricted Subsidiaries;

                  (3) transactions with a Person that is an Affiliate of Cott or an Affiliate of a Restricted Subsidiary solely because Cott or such Restricted Subsidiary controls such Person;

                  (4) payment of reasonable directors fees;

                  (5) sales of Equity Interests (other than Disqualified Stock) of Cott;

                  (6) Restricted Payments that are permitted by the provisions of the indenture described above under the caption " - Restricted Payments";

                  (7) any payments or other transactions pursuant to any tax-sharing agreement between Cott and any other Person with which Cott files a consolidated tax return or with which Cott is part of a consolidated group for tax purposes;

                  (8) sales of inventory to, or other ordinary course transactions with, a joint venture or business combination in which Cott or a Restricted Subsidiary is an equity holder or other party; provided that the aggregate amount of all such transactions or series of related transactions do not exceed $7.5 million in any fiscal year; and

                  (9) agreements entered into with Permitted Holders in existence as of the date of the indenture.

         DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

         The Board of Directors of Cott may designate any Restricted Subsidiary other than the Issuer to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Cott and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption " - Restricted Payments" or Permitted Investments, as determined by Cott. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Cott may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

         ADDITIONAL SUBSIDIARY GUARANTEES

         If Cott or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture; provided, however, that the foregoing shall not apply to subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries.

         SALE AND LEASEBACK TRANSACTIONS

         Cott will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby Cott or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which Cott or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

         The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease secures or relates to industrial revenue or pollution control bonds; (ii) the transaction is between Cott and a Restricted Subsidiary or between Restricted Subsidiaries; or (iii) such sale and leaseback transaction complied with the covenant set forth under the caption " - Repurchase at the Option of Holders - Asset Sales."

         BUSINESS ACTIVITIES

         Cott and its Restricted Subsidiaries, taken as a whole, will not, as a primary business line, engage in any business other than Permitted Businesses.

         PAYMENTS FOR CONSENT

         Cott will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

REPORTS

         Whether or not required by the Commission, so long as any notes are outstanding, Cott will furnish to the Holders of notes, within the time periods specified in the Commission's rules and regulations:

                  (1) all quarterly and annual financial reports on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Cott's certified independent accountants; and

                  (2) all current reports required to be filed with the Commission on Form 8-K.

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
         If Cott has designated any of its Subsidiaries as Unrestricted Subsidiaries with combined net assets exceeding 5% of Cott's consolidated net assets, then the quarterly and annual financial information required by the preceding paragraph will include or be accompanied by a reasonably detailed presentation of the financial condition and results of operations of Cott and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Cott.

         In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the Commission, Cott will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Cott, the Issuer and the other Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

         Each of the following is an Event of Default:

                  (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes whether or not prohibited by the subordination provisions of the indenture;

                  (2) default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

                  (3) failure by Cott or any of its Restricted Subsidiaries to comply with the provisions described under the captions " - Repurchase at the Option of Holders - Change of Control Triggering Event," " - Certain Covenants - Restricted Payments," or " - Certain Covenants - Merger, Consolidation or Sale of Assets";

                  (4) failure by Cott or any of its Restricted Subsidiaries for 30 days after notice to comply with the provisions described under the captions " - Repurchase at the Option of Holders - Asset Sales" or " - Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock";

                  (5) failure by Cott or any of its Restricted Subsidiaries for 60 days after notice to comply with any of the other agreements in the indenture;

                  (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Cott or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Cott or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

                           (a) is caused by a failure to pay principal of, or
                  interest or premium, if any, on such Indebtedness after the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

                           (b) results in the acceleration of such Indebtedness
                  prior to its express maturity,

         and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

                  (7) failure by Cott or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

                  (8) except as permitted by the indenture, any Guarantee of the notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under such Guarantee; and

                  (9) certain events of bankruptcy or insolvency described in the indenture with respect to Cott, the Issuer or any other Restricted Subsidiary.

         In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Cott, the Issuer, any Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately by giving written notice of the same to the Issuer.

         Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

         The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

         In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Issuer with the intention of avoiding payment of the premium that the Issuer would have had to pay if the Issuer then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to December 15, 2006, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuer with the intention of avoiding the prohibition on redemption of the notes prior to December 15, 2006, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

         The Issuer is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuer is required to deliver to the trustee a statement specifying such Default or Event of Default.

CONSENT TO JURISDICTION AND SERVICE

         Cott will expressly submit to the nonexclusive jurisdiction of New York State and the United States federal courts sitting in The City of New York for the purposes of any suit, action or proceeding with respect to the indenture or the notes and for actions brought under federal or state securities laws.

ENFORCEABILITY OF JUDGMENTS

         Because a substantial portion of Cott's assets are outside the United States, any judgment obtained in the United States against Cott, including judgments with respect to payments under its guarantee may not be entirely collectible within the United States.

         Cott has been informed by Canadian counsel that the laws of the Province of Ontario permit an action to be brought in a court of competent jurisdiction in the Province of Ontario on any final and conclusive judgment in personam of any federal or state court in the State of New York (a "New York Court") that is not impeachable as void or voidable or otherwise ineffective under the internal laws of the State of New York for a sum certain if: (i) the court rendering such judgment has jurisdiction over the judgment debtor, as recognized by the courts of the Province of Ontario (and submission by Cott in the indenture to the jurisdiction of the New York Court will be sufficient for such purpose), (ii) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of the Province of Ontario, (iii) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws in the Province of Ontario, (iv) no new admissible evidence relevant to the action is discovered prior to the rendering of judgment by the court in the Province of Ontario, (v) the action to enforce such judgment is commenced in the Province of Ontario within six years of the date of such judgment and (vi) in the case of a judgment obtained by default, there has been no manifest error in the granting of such judgment.

         Cott has also been informed that, pursuant to the Currency Act (Canada), a judgment by a court in any province of Canada may only be awarded in Canadian currency. However, pursuant to the provisions of the Courts of Justice Act (Ontario), a court in the Province of Ontario shall give effect to the manner of conversion to Canadian currency of an amount in a foreign currency, where such manner of conversion is provided for in an obligation enforceable in Ontario. Accordingly, in Ontario, the amount of the Canadian currency payable in respect of Cott's guarantee of the notes will be determined (as provided for in the indenture and the notes) on the basis of the exchange rate in existence on the business day immediately preceding the date of the collection of a judgment in Ontario in respect of the notes.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

         No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, will have any liability for any obligations of the Issuer or the Guarantors under the notes, the indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees ("Legal Defeasance") except for:

                  (1) the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

                  (2) The Issuer's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

                  (3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuer's and the Guarantors' obligations in connection therewith; and

                  (4) the Legal Defeasance provisions of the indenture.

         In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under " - Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

         In order to exercise either Legal Defeasance or Covenant Defeasance:

                  (1) the Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the notes are being defeased to maturity or to a particular redemption date;

                  (2) in the case of Legal Defeasance, the Issuer has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

                  (3) in the case of Covenant Defeasance, the Issuer has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

                  (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

                  (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Cott or any of its Subsidiaries is a party or by which Cott or any of its Subsidiaries is bound;

                  (6) the Issuer must deliver to the trustee an officers' certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders of notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others; and

                  (7) the Issuer must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

         Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

         Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

                  (1) reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

                  (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption " - Repurchase at the Option of Holders");

                  (3) reduce the rate of or change the time for payment of interest on any note;

                  (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

                  (5) make any note payable in money other than that stated in the notes;

                  (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

                  (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption " - Repurchase at the Option of Holders");

                  (8) release any Guarantor from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture; or

                  (9) make any change in the preceding amendment and waiver provisions.

         In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

         Notwithstanding the preceding, without the consent of any Holder of notes, the Issuer, the Guarantors and the trustee may amend or supplement the indenture or the notes:

                  (1) to cure any ambiguity, defect or inconsistency;

                  (2) to provide for uncertificated notes in addition to or in place of certificated notes;

                  (3) to provide for the assumption of the obligations of the Issuer, Cott or any other Guarantor to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the assets of the Issuer, Cott or any other Guarantor;

                  (4) to provide for the guarantee of the notes by any additional Guarantor;

                  (5) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder; or

                  (6) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

SATISFACTION AND DISCHARGE

         The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

                  (1) either:

                           (a) all notes that have been authenticated, except
                  lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the trustee for cancellation; or

                           (b) all notes that have not been delivered to the
                  trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

                  (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

                  (3) the Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

                  (4) the Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

         In addition, the Issuer must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

CONCERNING THE TRUSTEE

         If the trustee becomes a creditor of the Issuer or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

         The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

         The outstanding 8% notes offered and sold to qualified institutional buyers are represented by one or more global notes in registered, global form without interest coupons (collectively, the "Rule 144A Global Note"). The Rule 144A Global Note was initially deposited upon issuance with the trustee as custodian for The Depository Trust Company, in New York, New York, and Cede & Co., as nominee of

The Depository Trust Company, in each case for credit to an account of a direct or indirect participant as described below.

         The outstanding 8% notes sold in offshore transactions in reliance on Regulation S under the Securities Act were initially represented by one or more temporary global notes in registered, global form without interest coupons (collectively, the "Regulation S Temporary Global Note"). The Regulation S Temporary Global Note was registered in the name of Euroclear Bank S.A./N.V., ("Euroclear") and Clearstream Banking N.A. ("Clearstream"). Beneficial interests in the Regulation S Temporary Global Note during the Restricted Period may be held only through Euroclear or Clearstream.

         Within a reasonable time period after the expiration of the period of 40 days commencing on the commencement of the notes offering (such period through and including such 40th day, the "Restricted Period"), the Regulation S Temporary Global Note will be exchanged for one or more permanent global notes (collectively, the Regulation S Permanent Global Note" and, together with the Regulation S Global Note and the 144A Global Note collectively being the "Global Notes") upon delivery to the Depositary of certification of compliance with the transfer restrictions applicable to the note pursuant to Regulation S as provided in the indenture. During the Restricted Period, beneficial interests in the Regulation S Temporary Global Note may be held only through Euroclear or Clearstream (as indirect participants in the Depository). See " -- Depositary Procedures - Exchanges between Regulation S Notes and the Rule 144A Global Note". Beneficial interests in the Rule 144A Global Note may not be exchanged for beneficial interests in the Regulation S Global Note at any time except in the limited circumstances described below. See " -- Depositary Procedures - Exchanges between Regulation S Notes and the Rule 144A Notes".

         Notes that are issued as described below under " - Certificated Notes" will be issued in the form of registered definitive certificates (the "Certificated Notes"). Upon the transfer of Certificated Notes, Certificated Notes may, unless all Global Notes have previously been exchanged for Certificated Notes, be exchanged for an interest in the Global Note representing the principal amount of notes being transferred, subject to the transfer restrictions set forth in the indenture.

         Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to such extent.

         So long as Cede & Co., as nominee of The Depository Trust Company (such nominee referred to herein as the "Global Note Holder") is the registered owner of any notes, the Global Note Holder will be considered the sole Holder under the indenture of any notes evidenced by the Global Notes. Beneficial owners of notes evidenced by the Global Notes will not be considered the owners or Holders of the notes under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither the Issuer nor the trustee will have any responsibility or liability for any aspect of the records of The Depository Trust Company or for maintaining, supervising or reviewing any records of The Depository Trust Company relating to the notes.

         Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of the Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Issuer and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the trustee nor any agent of the Issuer or the trustee has or will have any responsibility or liability for:

                  (1) any aspect of The Depository Trust Company's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of The Depository Trust Company's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

                  (2) any other matter relating to the actions and practices of The Depository Trust Company or any of its Participants or Indirect Participants.

         The Depository Trust Company has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless The Depository Trust Company has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of The Depository Trust Company. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of The Depository Trust Company, the trustee or the Issuer. Neither the Issuer nor the trustee will be liable for any delay by The Depository Trust Company or any of its Participants in identifying the beneficial owners of the notes, and the Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from The Depository Trust Company or its nominee for all purposes.

CERTIFICATED NOTES

         Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon prior written request to the trustee, exchange such beneficial interest for notes in the form of Certificated Notes. Upon any such issuance, the trustee is required to register such Certificated Notes in the name of, and cause the same to be delivered to, such Person or Persons (or their nominee). All Certificated Notes would be subject to the legend requirements applicable to the outstanding notes. In addition, if:

                  (1) The Depository Trust Company (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes and the Issuer fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

                  (2) the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

                  (3) there has occurred and is continuing a Default or Event of Default with respect to the notes;

then, upon surrender by the Global Note Holder of its Global Note, notes in such form will be issued to each person that the Global Note Holder and The Depository Trust Company identify as being the beneficial owner of the related notes.

         Neither the Issuer nor the trustee will be liable for any delay by the Global Note Holder or The Depository Trust Company in identifying the beneficial owners of notes and the Issuer and the trustee may

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conclusively rely on, and will be protected in relying on, instructions from the
Global Note Holder or The Depository Trust Company for all purposes.

DEPOSITORY PROCEDURES

         The following description of the operations and procedures of The Depository Trust Company, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

         The Depository Trust Company has advised the Issuer that The Depository Trust Company is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to The Depository Trust Company's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of The Depository Trust Company only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of The Depository Trust Company are recorded on the records of the Participants and Indirect Participants.

         The Depository Trust Company has also advised the Issuer that, pursuant to procedures established by it:

                  (1) upon deposit of the Global Notes, The Depository Trust Company will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

                  (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by The Depository Trust Company (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

         Investors in the Rule 144A Global Notes who are Participants in The Depository Trust Company's system may hold their interests therein directly through The Depository Trust Company. Investors in the Rule 144A Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of the Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants in the The Depository Trust Company system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust

Company. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because The Depository Trust Company can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the The Depository Trust Company system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

         EXCEPT AS DESCRIBED BELOW, OWNERS OF INTEREST IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

         Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of The Depository Trust Company or its nominee will be payable to The Depository Trust Company in its capacity as the registered Holder under the indenture. Under the terms of the indenture, the Issuer and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the trustee nor any agent of the Issuer or the trustee has or will have any responsibility or liability for:

                  (1) any aspect of The Depository Trust Company's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of The Depository Trust Company's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

                  (2) any other matter relating to the actions and practices of The Depository Trust Company or any of its Participants or Indirect Participants.

         The Depository Trust Company has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless The Depository Trust Company has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of The Depository Trust Company. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of The Depository Trust Company, the trustee or the Issuer. Neither the Issuer nor the trustee will be liable for any delay by The Depository Trust Company or any of its Participants in identifying the beneficial owners of the notes, and the Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from The Depository Trust Company or its nominee for all purposes.

         Subject to the transfer restrictions applicable to the outstanding 8% notes, transfers between Participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

         Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream Participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

         The Depository Trust Company has advised the Issuer that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account The Depository Trust Company has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, The Depository Trust Company reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

         Although The Depository Trust Company, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Rule 144A Global Notes and the Regulation S Global Notes among participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuer nor the trustee nor any of their respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

         A Global Note is exchangeable for definitive notes in registered certificated form if:

                  (1) The Depository Trust Company (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes and the Issuer fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

                  (2) the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

                  (3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of The Depository Trust Company in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in the indenture unless that legend is not required by applicable law.

EXCHANGE OF CERTIFICATED NOTES FOR GLOBAL NOTES

         Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

EXCHANGES BETWEEN REGULATION S NOTES AND RULE 144A NOTES

         Prior to the expiration of the Restricted Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the Rule 144A Global Note only if:

                  (1) such exchange occurs in connection with a transfer of the notes pursuant to Rule 144A; and

                  (2) the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that the notes are being transferred to a Person:

                           (a) who the transferor reasonably believes to be a
                  qualified institutional buyer within the meaning of Rule 144A;

                           (b) purchasing for its own account or the account of
                  a qualified institutional buyer in a transaction meeting the requirements of Rule 144A; and

                           (c) in accordance with all applicable securities laws
                  of the states of the United States and other jurisdictions.

         Beneficial interest in a Rule 144A Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Restricted Period, only if the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Clearstream.

         Transfers involving exchanges of beneficial interests between the Regulation S Global Notes and the Rule 144A Global Notes will be effected in The Depository Trust Company by means of an instruction originated by the trustee through the The Depository Trust Company Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest. The policies and practices of The Depository Trust Company may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Restricted Period.

SAME DAY SETTLEMENT AND PAYMENT

         The Issuer will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Issuer will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes will be eligible to trade in the PORTAL(SM) Market and to trade in The Depository Trust Company's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by The Depository Trust Company to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

         Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company's settlement date.

CERTAIN DEFINITIONS

         Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Debt" means, with respect to any specified Person:

                  (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

                  (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

         "Asset Sale" means:

                  (1) the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Cott and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption " - Repurchase at the Option of Holders - Change of Control Triggering Event" and/or the provisions described above under the caption " - Certain Covenants - Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

                  (2) the issuance of Equity Interests in any of Cott's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

         Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

                  (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

                  (2) a transfer of assets between or among Cott and its Restricted Subsidiaries;

                  (3) an issuance of Equity Interests by a Restricted Subsidiary to Cott or to another Restricted Subsidiary;

                  (4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business or that is worn out, obsolete or damaged or no longer used or useful in the business;

                  (5) the sale or other disposition of cash or Cash Equivalents and other current assets;

                  (6) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption " - Certain Covenants - Restricted Payments";

                  (7) any disposition of assets in exchange for assets of comparable fair market value that are used or usable in any Permitted Business, provided that (x) if the fair market value of the assets so disposed of, in a single transaction or in a series of related transactions, is in excess of $10.0 million, such transaction shall be approved by the Board of Directors, (y) if the fair market value of the assets so disposed of, in a single transaction or in a series of related transactions, is in excess of $25.0 million, Cott shall obtain an opinion or report from an independent financial advisor confirming that the assets received by Cott and the Restricted Subsidiaries in such exchange have a fair market value of at least the fair market value of the assets so disposed and (z) any cash or Cash Equivalents received by Cott or a Restricted Subsidiary in connection with such exchange (net of any transaction costs of the type deducted under the definition of "Net Proceeds") shall be treated as Net Proceeds of an Asset Sale and shall be applied in the manner set forth in the covenant described under the caption " - Repurchase at the Option of Holders - Asset Sales";

                  (8) Licenses of intellectual property that are in furtherance of, or integral to, other business transactions entered into by Cott or a Restricted Subsidiary entered into in the ordinary course of business; and

                  (9) Like-kind property exchanges pursuant to Section 1031 of the Internal Revenue Code.

         "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

         "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

         "Board of Directors" means:

                  (1) with respect to a corporation, the board of directors of the corporation;

                  (2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

                  (3) with respect to any other Person, the board or committee of such Person serving a similar function.

         "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means:

                  (1) in the case of a corporation, corporate stock;

                  (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

                  (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

                  (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means:

                  (1) United States dollars;

                  (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

                  (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and at least a rating of "A" or equivalent thereof by Moody's or a rating of "A" or equivalent thereof by S&P;

                  (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

                  (5) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition;

                  (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

                  (7) investments of a nature similar to the foregoing in countries other than the United States where Cott or its Restricted Subsidiaries are then doing business; provided that references to the U.S. Government shall be deemed to mean foreign countries having a sovereign rating of "A" or better from either Moody's or S&P.

         "Change of Control" means the occurrence of any of the following:

                  (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Cott and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange
         Act);

                  (2) the adoption of a plan relating to the liquidation or dissolution of Cott or the Issuer;

                  (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that
         (A) any "person" (as defined above) other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of Cott, measured by voting power rather than number of shares and (B) the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate, a lesser percentage of the Voting Stock of Cott, measured by voting power rather than number of shares, than such other person;

                  (4) the first day on which a majority of the members of the Board of Directors of Cott are not Continuing Directors; or

                  (5) Cott consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Cott, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Cott or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Cott outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person or a Person of which the surviving or transferee Person is a wholly-owned Subsidiary constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person or a Person of which the surviving or transferee Person is a wholly-owned Subsidiary (immediately after giving effect to such issuance).

         "Change of Control Triggering Event" means both the occurrence of a Change of Control and a Rating Decline.

         "Commission" means the United States Securities and Exchange
Commission.

         "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

                  (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

                  (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

                  (3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit (excluding charges included in cost of goods sold or selling, general and administrative expenses in connection with worker's compensation or the export of products) or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

                  (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

                  (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

         "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

                  (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

                  (2) the Net Income of any Restricted Subsidiary of Cott other than the Issuer will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than due to restrictions contained in Credit Facilities of any such Restricted Subsidiary permitted under clause (13) of the covenant " - Certain Covenants - Dividend and Other Payment Restrictions Affecting Subsidiaries" that limit but do not absolutely prohibit the payment of dividends or similar distributions);

                  (3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

                  (4) the cumulative effects of changes in accounting principles will be excluded;

                  (5) any non-cash write-up or non-cash write-down of assets (including deferred assets and excluding any such non-cash write-up or non-cash write-down to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization or a prepaid cash expense that was paid in a prior period) will be excluded (but solely to the extent that this adjustment to Consolidated Net Income is used to determine whether Cott or a Restricted Subsidiary may make Investments pursuant to clause (3) of the first paragraph of the covenant captioned "Restricted Payments"); and

                  (6) any redemption premiums paid on the Refinanced Notes will be excluded.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Cott who:

                  (1) was a member of such Board of Directors on the date of the indenture; or

                  (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "Credit Agreement" means that certain Credit Agreement, dated as of July 19, 2001 as amended as of December 13, 2001 and as further amended as of December 19, 2001, by and among Cott, the Issuer and Lehman Brothers Inc., First Union National Bank, Bank of Montreal and Lehman Commercial Paper Inc., providing for up to $175.0 million of borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time including any amendment, modification, renewal, refinancing, that increases the amount of credit available thereunder.

         "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

         "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Cott or the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Cott or the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption " - Certain Covenants - Restricted Payments."

         "Domestic Subsidiary" means any Restricted Subsidiary of Cott other than Cott Investments LLC that was formed under the laws of the United States or any state of the United States or the District of Columbia.

         "Eligible Inventory" means, with respect to any Person, Inventory (net of reserves for slow moving inventory) consisting of finished goods held for sale in the ordinary course of such Person's business, that are located at such Person's premises and replacement parts and accessories inventory located at such Person's premises. Eligible Inventory shall not include obsolete items, work-in-process, spare parts, supplies used or consumed in such Person's business, Inventory subject to a security interest or lien in favor of any non-Affiliate other than the administrative agent under the Credit Agreement, bill and hold goods, defective goods, if non-salable, "seconds," and Inventory acquired on consignment.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Equity Offering" means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by Cott or the Issuer after the date of the indenture.

         "Existing Indebtedness" means Indebtedness of Cott and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, until such amounts are repaid.

         "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

                  (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit (excluding charges included in the cost of goods sold or selling, general and administrative expenses other than in connection with worker's compensation or the export of products) or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

                  (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

                  (3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

                  (4) the product of (a) all dividends, whether paid or accrued, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of such Person (other than Disqualified Stock) or to Cott or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

Fixed Charges shall exclude, however, any premiums, penalties, fees and expenses (and any amortization thereof) payable in connection with the offering of the notes, or the prepayment of the Refinanced Notes. In addition, any payments of interest or related expenses relating to the Refinanced Notes once the same have been discharged shall be excluded.

         "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

         In addition, for purposes of calculating the Fixed Charge Coverage
Ratio:

                  (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

                  (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

                  (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

         "Foreign Restricted Subsidiaries" means any Restricted Subsidiary of Cott other than a Domestic Subsidiary.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

         "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

         "Guarantors" means each of:

                  (1) Cott;

                  (2) Cott Holdings Inc., Cott USA Corp., Cott Vending Inc., Interim BCB, LLC; and

                  (3) any other Subsidiary of Cott that executes a Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

         "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person incurred in the normal course of business and consistent with past practices and not for speculative purposes under:

                  (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

                  (2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions is designed to protect the person or entity entering into the agreement against fluctuations in interest rates or currency exchanges rates with respect to Indebtedness incurred and not for purposes of speculation;

                  (3) any commodity futures contract, commodity option or other similar agreement or arrangement designed to protect against fluctuations in the price of commodities used by that entity at the time; and

                  (4) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency exchange rates.

         "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

                  (1) in respect of borrowed money;

                  (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

                  (3) in respect of banker's acceptances;

                  (4) representing Capital Lease Obligations;

                  (5) representing the balance deferred and unpaid of the purchase price of any property which is due more than 6 months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable arising in the ordinary course of business; or

                  (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

         The amount of any Indebtedness outstanding as of any date will be:

                  (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

                  (2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

         "Inventory" means, with respect to any Person, all inventory in which such Person has any interest, including goods held for sale and all of such Person's raw materials (but excluding any hazardous materials), work in process, finished goods, packing and shipping materials, and raw and packaging materials, wherever located, and any documents of title representing any of the above.

         "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Cott or any Restricted Subsidiary of Cott sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Cott such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Cott, Cott will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption " - Certain Covenants - Restricted Payments." The acquisition by Cott or any Restricted Subsidiary of Cott of a Person that holds an Investment in a third Person will be deemed to be an Investment by Cott or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption " - Certain Covenants - Restricted Payments."

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes of any jurisdiction).

         "Moody's" means Moody's Investors Service, Inc. and its successors.

         "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

                  (1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

                  (2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

         "Net Proceeds" means the aggregate cash proceeds received by Cott or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

         "Non-Recourse Debt" means Indebtedness:

                  (1) as to which neither Cott nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

                  (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Cott or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

                  (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Cott or any of its Restricted Subsidiaries.

         "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Permitted Business" means the lines of business conducted by us and our Restricted Subsidiaries on the date hereof and any business incidental or reasonably related thereto including, without limitation, all beverage businesses or which is a reasonable extension thereof as determined in good faith by our Board of Directors and set forth in an officer's certificate delivered to the trustee.

         "Permitted Holders" means (i) any or all of THL Equity Advisors IV, LLC, Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., Thomas H. Lee Foreign Fund IV-B, L.P., 1997 Thomas H. Lee Nominee Trust, THL Coinvestors III-A, LLC, THL Coinvestors III-B, LLC, Thomas H. Lee Charitable Investment Partnership, L.P., Thomas H. Lee Company and THL-CCI Limited Partnership or any Affiliates of any of the foregoing, any beneficiaries of the 1997 Thomas H. Lee Nominee Trust and Paine Webber Capital and PW Partners 1997 L.P. and (ii) the estate of Gerald N. Pencer, Nancy Pencer, any one or more of the lineal descendants of Nancy Pencer and/or or their spouses, any trust established solely for the benefit of any one or more of such persons, or a partnership in which all of the equity interests are owned by any one or more of such persons or a corporation wholly owned by any one or more of such persons, and each of their respective Affiliates and Associates (as such term is defined in Rule 405 under the Securities Act) and any charitable trust of which Nancy Pencer is a trustee, in each case at the time of determination.

         "Permitted Investments" means:

                  (1) any Investment in Cott or in a Restricted Subsidiary of Cott;

                  (2) any Investment in Cash Equivalents;

                  (3) any Investment by Cott or any Subsidiary of Cott in a Person, if as a result of such Investment:

                           (a) such Person becomes a Restricted Subsidiary of
                  Cott; or

                           (b) such Person is merged, consolidated or
                  amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Cott or a Restricted Subsidiary of Cott;

                  (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption " - Repurchase at the Option of Holders - Asset Sales";

                  (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Cott;

                  (6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

                  (7) Hedging Obligations permitted to be incurred under the " - Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

                  (8) transactions permitted under clause (7) of the definition of "Asset Sales";

                  (9) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding not to exceed $60.0 million; and

                  (10) loans, advances and guarantees to or in favor of co-packers and other suppliers to assist them, by making plant improvements or purchasing materials or equipment or otherwise, in meeting production requirements of Cott or its Subsidiaries in an amount not to exceed $20.0 million outstanding at any one time.

         "Permitted Refinancing Indebtedness" means any Indebtedness of Cott or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Cott or any of its Subsidiaries (other than intercompany Indebtedness); provided that:

                  (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

                  (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

                  (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

                  (4) such Indebtedness is incurred either by Cott, the Issuer, a Guarantor or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

         "Rating Agencies" means (i) S&P and (ii) Moody's and (iii) if S&P or Moody's or both shall not make a rating of the notes publicly available, a nationally recognized United States securities rating agency or agencies, as the case may be, selected by Cott, which shall be substituted for S&P or Moody's or both, as the case may be.

         "Rating Category" means (i) with respect to S&P, any of the following categories: A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody's, any of the following categories: A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody's used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations with Rating Categories (+ and -, for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

         "Rating Date" means the date which is 90 days prior to the earlier of
(x) a Change of Control and (y) public notice of the occurrence of a Change of Control or of the intention by the Company or any Person to effect a Change of Control.

         "Rating Decline" means the decrease (as compared with the Rating Date) by one or more gradations (including gradations within Rating Categories) of the rating of the notes by either Rating Agency on, or within six months after, the date of public notice of the occurrence of a Change of Control or of the intention by the company or any Person to effect a Change of Control (which period shall be extended for so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that in the event the notes are not rated by two Rating Agencies at the time a Change of Control occurs, a Rating Decline shall be deemed to have occurred.

         "Refinanced Notes" means the outstanding 9 3/8% Senior Notes Due 2005 issued pursuant to an indenture, dated as of June 27, 1995, between Cott and The Bank of New York, as trustee, and 8-1/2% Senior Notes Due 2007 issued pursuant to an indenture, dated as of June 16, 1997, between Cott and Marine Midland Bank, as trustee.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

         "S&P" means Standard & Poor's Ratings Service and its successors.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "Subsidiary" means, with respect to any specified Person:

                  (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

                  (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

         "Unrestricted Subsidiary" means (a) Northeast Finco Inc., (b) any Subsidiary of an Unrestricted Subsidiary and (c) any Subsidiary of Cott (other than the Issuer or any successor to the Issuer) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

                  (1) has no Indebtedness other than Non-Recourse Debt;

                  (2) is not party to any agreement, contract, arrangement or understanding with Cott or any Restricted Subsidiary of Cott unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Cott or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Cott;

                  (3) is a Person with respect to which neither Cott nor any of its Restricted Subsidiaries has any direct or indirect obligation to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

                  (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Cott or any of its Restricted Subsidiaries; and

                  (5) has at least one director on its Board of Directors that is not a director or executive officer of Cott or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of or any of its Restricted Subsidiaries.

         Any designation of a Subsidiary of Cott as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption " - Certain Covenants - Restricted Payments." If, at any time, any Unrestricted Subsidiary (other than Northeast Finco Inc. or any of its Subsidiaries) would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture. Any Indebtedness of any such Restricted Subsidiary that has ceased to be an Unrestricted Subsidiary pursuant to the preceding sentence will be deemed to be incurred by a Restricted Subsidiary of Cott as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption " - Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock," Cott will be in default of such covenant. In addition, in the event Cott or any of its Restricted Subsidiaries enters into a transaction with Northeast Finco Inc. such that holders of Indebtedness of Northeast Finco Inc. have recourse to Cott and its Restricted Subsidiaries as a result of such transaction, Cott and its Restricted Subsidiaries will be deemed to be in default of the covenant described under the caption " - Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock." The Board of Directors of Cott may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Cott of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption " - Certain Covenants - Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

         "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

                  (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

                  (2) the then outstanding principal amount of such Indebtedness.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of certain United States federal income tax considerations relevant to the exchange of outstanding 8% notes for the exchange notes in the exchange offer. This summary is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and temporary Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion does not address the tax consequences to subsequent purchasers of notes and is limited to purchasers who hold the notes as capital assets, within the meaning of Section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular purchasers in light of their personal circumstances or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, persons holding notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, or holders of notes whose "functional currency" is not the U.S. dollar) or the effect of any applicable state, local or foreign tax law.

         If a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner of a partnership holding the notes should consult its tax advisors.

         HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

         As used herein, the term "U.S. Holder" means a beneficial owner of a note who is an individual citizen or resident of the United States (including certain former citizens and former long-term residents), a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person. A "Non-U.S. Holder" is a beneficial owner who is not a U.S. Holder.

PAYMENT OF INTEREST ON NOTES

         Interest paid or payable on a note will be taxable to a U.S. Holder as ordinary interest income from domestic sources, generally at the time it is received or accrued, in accordance with such U.S. Holder's regular method of accounting for United States federal income tax purposes. Our failure to consummate the Registered Exchange Offer or to file or cause to be declared effective the shelf registration statement as described under "Description of Notes - Registration Rights; Liquidated Damages" will cause a U.S. Holder to recognize as ordinary income the additional interest payable as a result of such failure when that amount is accrued or paid, in accordance with such U.S. Holder's regular method of accounting. According to United States Treasury regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a U.S. Holder (or the timing of such recognition) if the likelihood of the change, as of the date the notes are issued, is remote. We believe that the likelihood of a change in the interest rate on the notes, as of the date the notes were issued, was remote and do not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any note.

         Because the stated principal amount of the notes exceeds their issue price by more than a de minimus amount, there will be original issue discount with respect to the notes and U.S. Holders will be required for federal income tax purposes to accrue such original issue discount into income in advance of the receipt of cash with respect thereto using a constant yield method under the provisions of the Internal Revenue Code and Treasury regulations relating to original issue discount.

EXCHANGE OF OUTSTANDING 8% NOTES PURSUANT TO THE EXCHANGE OFFER

         The exchange of outstanding 8% notes for exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. You will not recognize gain or loss upon the receipt of exchange notes. The basis and holding period of the exchange notes will be the same as the basis and holding period of the corresponding outstanding 8% notes.

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

         Upon the sale, exchange, redemption, retirement at maturity or other disposition of a note, the U.S. Holder generally will recognize capital gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder increased by original issue discount if any included in income through the date of disposition, less any principal payments received by such U.S. Holder.

         Gain or loss recognized by a U.S. Holder on the disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder's holding period for the note is more than one year. Long-term capital gains of individuals generally may be subject to tax at a lower tax rate. The deduction of capital losses is subject to certain limitations. U.S. Holders of notes should consult tax advisors regarding the treatment of capital gains and losses.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Backup withholding may apply to certain payments ("reportable payments") of principal, interest and original issue discount on a note to a U.S. Holder, and to proceeds paid to a U.S. Holder from the sale or redemption of a note before maturity. We, our agent, a broker, the Trustee or any paying agent, as the case may be, will be required to deduct and withhold the applicable tax from any reportable payment that is subject to backup withholding tax, if, among other things, a U.S. Holder fails to furnish his taxpayer identification number (social security or employer identification number), certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable requirements of the backup withholding rules. Certain holders, including all corporations and financial institutions, are not subject to backup withholding and reporting requirements. Any amounts withheld under the backup withholding rules from a reportable payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's United States federal income tax and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

         The amount of any reportable payments, including interest and original issue discount, made to the record U.S. Holders of notes (other than to holders that are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such U.S. Holders and to the Internal Revenue Service for each calendar year.

NON-U.S. HOLDERS

         The following discussion is a summary of certain United States federal income tax and estate tax consequences to a Non-U.S. Holder that holds a note. No United States federal withholding tax under Sections 1441 and 1442 of the Code will be imposed with respect to the payment by us or our paying agent of principal or interest (including original issue discount) on a note owned by an Non-U.S. Holder (the "Portfolio Interest Exception"), provided that:

    - the Non-U.S. Holder or the Financial Institution holding the note on behalf of the Non-U.S. Holder provides a statement, which may be provided on IRS Form W-8BEN, IRS Form W-8EXP, or IRS Form W-8IMY, as applicable (an "Owner's Statement"), to us, our paying agent or the person who would otherwise be required to withhold tax, certifying, under penalties of perjury, that such Non-U.S. Holder is not a United States person and providing the name and address of the Non-U.S. Holder;

    - such interest is treated as not effectively connected with the Non-U.S. Holder's United States trade or business;

    - such interest payments are not made to a Non-U.S. Holder within a foreign country that the Internal Revenue Service has listed on a list of countries having provisions inadequate to prevent United States tax evasion;

    - interest payable with respect to the notes is not deemed contingent interest within the meaning of the portfolio debt provisions;

    - such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

    - such Non-U.S. Holder is not a controlled foreign corporation within the meaning of Section 957 of the Code that is related to us within the meaning of Section 864(d)(4) of the Code; and

    - the beneficial owner is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code.

         As used herein, the term "Financial Institution" means a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business that holds a note on behalf of the owner of the note. A Non-U.S. Holder who does not qualify for the Portfolio Interest Exception would, under current law, generally be subject to United States federal withholding tax at a flat rate of 30% (or lower applicable treaty rate) on interest payments. However, a Non-U.S. Holder will not be subject to the 30% withholding tax if such Non-U.S. Holder provides us with a properly executed:

    - IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of a tax treaty; or

    - IRS Form W-8ECI (or other applicable form) stating that the interest paid on the notes is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. The 30% United States federal withholding tax will generally not apply to any gain that a Non-U.S. Holder recognizes upon the redemption, retirement, sale, exchange or other disposition of a note.

         In general, gain recognized by a Non-U.S. Holder upon the redemption, retirement, sale, exchange or other disposition of a note will not be subject to United States federal income tax unless such gain or loss is effectively connected with a trade or business in the United States of such Non-U.S. Holder. However, a Non-U.S. Holder may be subject to United States federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on any such gain if the Non-U.S. Holder is an individual deemed to be present in the United States for 183 days or more during the taxable year of the disposition of the note and certain other requirements are met.

         If a Non-U.S. Holder is engaged in a trade or business in the United States and if interest (including original issue discount) on a note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from United States federal withholding tax as discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if the holder were a U.S. Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or applicable lower tax treaty rate, of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest (including original issue discount) on a note will be included in such foreign corporation's effectively connected earnings and profits.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Backup withholding and information reporting requirements generally do not apply to payments of principal and interest (including original issue discount) made by us or a paying agent to a Non-U.S. Holder if the Owner's Statement described above is received, provided that the payor does not have actual knowledge that the holder is a U.S. Holder. If any payments of principal and interest (including original issue discount) are made to the beneficial owner of a note by or through the foreign office of a foreign custodian, foreign nominee, broker (as defined in applicable Treasury regulations), or other foreign agent of such beneficial owner, backup withholding and information reporting also will not apply, assuming the applicable Owner's Statement described above is received (and the payor does not have actual knowledge that the beneficial owner is a United States person) or the beneficial owner otherwise establishes an exemption. Information reporting requirements (but not backup withholding) may apply, however, to a payment by a foreign office of such a custodian, nominee, broker or agent that is:

    -    a United States person;

    - a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

    - a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or a foreign partnership that is engaged in a trade or business in the United States; or

    - a controlled foreign corporation within the meaning of Section 957 of the Code unless the holder is a Non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption.

         Payment of principal and interest (including original issue discount) on a note to a Non-U.S. Holder by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the Owner's Statement described above (and the payor does not have actual knowledge that the beneficial owner is a United States person) or otherwise establishes an exemption.

U.S. FEDERAL ESTATE TAX

         Subject to applicable estate tax treaty provisions, notes beneficially owned by an individual Non-U.S. Holder at the time of death will not be included in such Non-U.S. Holder's gross estate for United States federal estate tax purposes provided that:

    - such individual Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of the Code and applicable Treasury regulations; and

    - the interest payments with respect to such note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual Non-U.S. Holder.

                              PLAN OF DISTRIBUTION

         Broker-dealers that receive exchange notes in exchange for outstanding 8% notes that the broker-dealer acquired as a result of market-making activities or other trading activities will be required to deliver a copy of this prospectus, as amended or supplemented, in connection with the resale of exchange notes. Each broker-dealer that receives exchange notes for its own account in the exchange offer will be required to acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. During the ninety day period following the exchange offer, to the extent required by applicable securities laws, we will promptly comply with any broker-dealer's written request for copies of this prospectus and any amendment or supplement to this prospectus for use in connection with resales of exchange notes.

         We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or in a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through broker-dealers who may receive compensation in the form of commissions or concessions from any broker-dealers or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that it received for its own account in the exchange offer and any broker-dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of exchange notes and any commission or concessions received by such person may be considered underwriting compensation under the Securities Act. The letter of transmittal states that a broker-dealer's acknowledgment that it will deliver a prospectus will not be regarded as an admission that the broker-dealer is an "underwriter" within the meaning of the Securities Act.

         We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of the outstanding 8% notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the notes and the guarantees will be passed upon for the issuer and the guarantors, respectively, by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania, U.S. counsel for the issuer and the guarantors.

                                     EXPERTS

         The consolidated financial statements incorporated in this document by reference to the Annual Report on Form 10-K of Cott Corporation for the year ended December 29, 2001 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         Cott Corporation files annual, quarterly and special reports, proxy statements and other information with the SEC. Cott Corporation's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Cott Corporation's common stock is listed and traded on the Toronto Stock Exchange under the ticker symbol "BCB," and on Nasdaq under the ticker symbol "COTT."

         This document "incorporates by reference" the information Cott Corporation files with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this document, and information that we file later with the SEC will automatically update and supersede the information in this document. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the exchange offer is completed:

         - Our Annual Report on Form 10-K for the year ended December 30, 2001, except that our Annual Report to Shareowners for the year ended December 30, 2001 filed as Exhibit 13 thereto and our Proxy Circular for the 2002 Annual and Special Meeting of Shareowners are not incorporated into this document by reference other than the sections of those documents that are specifically incorporated into our Annual Report on Form 10-K by reference.

         You may request a copy of each of these filings at no cost, by writing or telephoning us at the following address or telephone number:

                               Cott Beverages Inc.
                              c/o Cott Corporation
                        207 Queen's Quay West, Suite 340
                            Toronto, Ontario M5J 1A7
                      Attention: Vice President - Treasurer
                                 (416) 203-3898

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Corporation laws of the States of Georgia and Delaware, and those of Canada and Nova Scotia and our charter and bylaws, or operating agreement, as the case may be, include provisions designed to limit the liability of our officers and directors against certain liabilities. These provisions are designed to encourage qualified individuals to serve as our officers and directors.

         Article IX of the bylaws of both Cott Beverages Inc. and Cott USA Corp. provide that each respective company will indemnify and otherwise protect its officers, directors, employees and agents under the circumstances described in and to the extent permitted by the corporate laws of the State of Georgia. Moreover, Article 8 of the Articles of Incorporation of Cott USA Corp. provides that, to extent permitted under Georgia Business Corporation Code (the "GBCC"), no director shall be personally liable for monetary damages for any breach of the duty of care or other duty as a director.

         Section 14-2-202(b)(4) of the GBCC provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for any action taken, or any failure to take any action, as a director; provided, however, that the Section does not permit a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, for

- acts or omissions including intentional misconduct or a knowing violation of law,

- voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in
         Section 14-2-832 of the GBCC, or

-        receiving from any transaction an improper personal benefit.

Section 14-2-202(b)(4) also does not eliminate or limit the rights of the corporation or any shareholder to seek an injunction or other nonmonetary relief in the event of a breach of a director's duty to the corporation and its shareholders. Additionally, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director, and does not relieve a director from liability arising from his or her role as an officer or in any other capacity.

         Sections 14-2-850 to 14-2-859, inclusive, of the GBCC govern the indemnification of directors, officers, employees, and agents. Section 14-2-851 of the GBCC permits indemnification of an individual for liability incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal (including, subject to certain limitations, civil actions brought as derivative actions by or in the right of the corporation) in which he or she is made a party by reason of being a director of the corporation and a director who, at the request of the corporation, acts as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity. This section permits indemnification if the director acted in good faith and reasonably believed (1) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (2) in all other cases other than a criminal proceeding, that such conduct was at least not opposed to the best interests of the corporation, and (3) in the case of a criminal proceeding, that he or she had no reasonable cause to believe his or her conduct was unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorneys' fees) incurred with respect to a proceeding.

         A Georgia corporation may not indemnify a director under Section 14-2-851 in the following instances:

- in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred by such director in connection with the proceeding provided it is determined that such director met the relevant standard of conduct set forth above, or

- in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that he or she received an improper personal benefit. Prior to indemnifying a director under
         Section 14-2-851 of the GBCC, a determination must be made that the director has met the relevant standard of conduct. Such determination must be made by: (1) a majority vote of a quorum consisting of disinterested directors, (2) a majority vote of a duly designated committee of disinterested directors, (3) duly selected special legal counsel, or (4) a vote of the shareholders, excluding shares owned by or voted under the control of directors who do not qualify as disinterested directors.

         Section 14-2-853 of the GBCC provides that a Georgia corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director, provided that such director delivers to the corporation a written affirmation of his or her good faith belief that he or she met the relevant standard of conduct described in Section 14-2-851 of the GBCC or that the proceeding involves conduct for which liability has been eliminated under a provision of the articles of incorporation as authorized by Section 14-2-202(b)(4), and a written undertaking by the director to repay any funds advanced if it is ultimately determined that such director was not entitled to such indemnification. Section 14-2-852 of the GBCC provides that directors who are successful with respect to any claim brought against them, which claim is brought because they are or were directors of the corporation, are entitled to mandatory indemnification against reasonable expenses incurred in connection therewith.

         The GBCC also allows a Georgia corporation to indemnify directors made a party to a proceeding without regard to the above-referenced limitations, if authorized by the articles of incorporation or a bylaw, contract, or resolution duly adopted by a vote of the shareholders of the corporation by a majority of votes entitled to be cast, excluding shares owned or voted under the control of the director or directors who are not disinterested, and to advance funds to pay for or reimburse reasonable expenses incurred in the defense thereof, subject to restrictions similar to the restrictions described in the preceding paragraph; provided, however, that the corporation may not indemnify a director adjudged liable (1) for any appropriation, in violation of his or her duties, of any business opportunity of the corporation, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful distributions under Section 14-2-832 of the GBCC (discussed above) or (4) for any transaction in which the director obtained an improper personal benefit.

         Section 14-2-857 of the GBCC provides that an officer of a corporation (but not an employee or agent generally) who is not a director has the mandatory right of indemnification granted to directors under Section 14-2-852, subject to the same limitations as described above. In addition, a corporation may, as provided by either (1) the articles of incorporation, (2) the bylaws,
(3) or by general or specific actions by the board of directors or (4) contract, indemnify and advance expenses to (a) an officer who is not a director (unless such officer who is also a director is made party to a proceeding if the sole basis on which he or she is made a party is an act or omission solely as an officer) for appropriating, in violation of his or her duties, any business opportunity of the corporation, for acts or omissions including intentional misconduct or a knowing violation of law, for voting for or assenting to an unlawful distribution (whether as a dividend, stock repurchase or redemption, or otherwise) as provided in Section 14-2-832 (discussed above) of the GBCC, or for receiving from any transaction an improper personal benefit, and (b) to an employee or agent who is not a director to the extent that such indemnification is consistent with public policy.

         Certain provisions addressing the liability of officers and directors apply in the case of Cott Corporation ("Cott") as well. Under the Canada Business Corporations Act, a corporation may indemnify certain persons associated with the corporation against all costs, charges and expenses (including an amount paid to settle an action or satisfy a judgment) reasonably incurred by him or her in respect of any civil, criminal, administrative, investigative or other proceeding in which he or she is involved because of that association with the corporation or other entity. Indemnifiable persons are current and former directors or officers or other individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity.

         The law permits indemnification only if the indemnifiable person acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interest of the other entity for which the individual acted as a director or officer in a similar capacity at the corporations request and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful and he or she was not judged by a court or other competent authority to have committed any fault or omitted to do anything he or she ought to have done. With the approval of the court, a corporation may also indemnify an indemnifiable person in respect of an action by or on behalf of the corporation.

         Section 7.02 of Cott's by-laws provide that, without in any manner derogating from or limiting the mandatory provisions of the Canada Business Corporations Act but subject to the conditions contained in the by-laws, Cott shall indemnify any of its directors or officers, former directors or officers, and each individual who acts or acted at Cott's request as a director or officer, or each individual acting in a similar capacity of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with Cott or other entity to the extent that the individual seeking the indemnity:

- acted honestly and in good faith with a view to the best interests of Cott or, as the case may be, to the best interest of the other entity for which the individual acted as a director or officer or in a similar capacity at the request of Cott; and

- in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful.

         Both the Canada Business Corporations Act and Cott's by-laws expressly provide for Cott to advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referenced above. The individual is required to repay the moneys if he or she does not fulfill the aforementioned conditions. Section 7.05 of the Cott's by-laws states that subject to the limitations contained in the Canada Business Corporations Act, Cott may purchase and maintain insurance for the benefit of its directors and officers as such, as the board may from time to time determine.

         In addition to the provisions found in its charter and bylaws, Cott has entered into an indemnification agreement with its President and Chief Executive Officer (the "Executive ") by way of an employment agreement. Under the employment agreement, if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of Cott or is or was serving at the request of Cott as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such proceeding is the Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, Cott shall indemnify and hold harmless the Executive to the fullest extent legally permitted or authorized by Cott's certificate of incorporation or bylaws or resolutions of Cott's board of directors or, if greater, by the laws of the Province of Ontario, and the Federal Laws of Canada applicable to the Cott, against all cost, expense, liability, and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of Cott or other entity and shall inure to the benefit of the Executive's heirs, executors and administrators. Cott shall advance to the Executive all reasonable costs and expenses incurred by him in connection with a proceeding within 20 days after receipt by Cott of a written request for such advance. Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

         The Memorandum of Association (Nova Scotia) and Amended and Restated Certificate of Incorporation of another of the Guarantors, Cott Holdings Inc. ("Cott Holdings") provides that, to the extent permitted by the laws of Delaware and Nova Scotia, no director shall be personally liable for monetary damages for breach of a fiduciary duty as a director. Furthermore, under the Memorandum of Association (Nova Scotia) and Amended and Restated Certificate of Incorporation, the liability of a director shall be limited or eliminated to the fullest extent authorized by the laws of the General Corporation Law of Delaware (the "GCL") and the Companies Act of Nova Scotia. The Articles of Association and Bylaws of Cott Holdings provide terms consistent with the Memorandum of Association (Nova Scotia) and Amended and Restated Certificate of Incorporation. Under the Articles of Association and Bylaws, Cott Holdings indemnifies any current or former director and officer, and one who acts or acted at the company's request as a director or officer of a body corporate of which the company is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of Cott Holdings or any such body corporate) and his heir or legal representative, against all costs, charges and expenses incurred in respect of any civil, criminal or administrative action or proceeding to which one is made a party by reason of being or having been a director or officer of Cott Holdings or such body corporate (including an amount paid to settle an action or satisfy a judgement) incurred by him or her in respect of any such action or proceeding for the recovery of claims of employees or former employees of Cott Holdings or such body corporate (including, without limitation, claims for wages, salaries and other remuneration or benefits) or in respect of any claim based upon the failure of Cott Holdings to deduct, withhold, remit or pay any amount for taxes, assessments and other charges of any nature whatsoever as required by law if (i) such person acted honestly and in good faith with a view to the best interests of the company, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual has reasonable grounds for believing that his or her conduct was lawful. Subject to limitations of the GCL and the Companies Act of Nova Scotia, Cott Holdings may purchase and maintain insurance for the benefit of its officers and directors as such, as the board may from time to time determine.

         The Companies Act (Nova Scotia) does not restrict a company from indemnifying directors and provides that in any proceeding against a director or person occupying the position of director for negligence or breach of trust in which it appears to the court hearing the case that the director or other such person is or may be liable in respect of the negligence or breach of trust, but has acted honestly and reasonably and ought fairly to be excused for the negligence or breach of trust, the court may relieve the individual, either wholly or partly, from liability on such terms as the court may think proper.

         Section 145 of the GCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, rules, or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation (a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval for any indemnification where the person seeking indemnification has been found liable to the corporation. The statute further provides that it is not exclusive of other rights to indemnification provided in a corporation's charter or by-laws, or by agreement, disinterested director or stockholder vote, or otherwise.

         In addition, under Section 102(b)(7) of the GCL, a corporation may provide in its certificate of incorporation that a director may not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for

- any breach of the director's duty of loyalty to the corporation or its stockholders,

- acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

- payment of unlawful dividends or unlawful stock purchases or redemptions, or

- any transaction from which the director derived an improper personal benefit.

         The GCL permits the advance payment by the corporation of an indemnified person's expenses prior to the final disposition of an action. In the case of a current director or officer, the indemnified person must undertake to repay any amount advanced if it is later determined that he or she is not entitled to indemnification.

         The charter and bylaws of Cott Vending Inc. ("Cott Vending") contain provisions with respect to liability and indemnification consistent with the provisions of the GCL discussed above. Under the Seventh Article to Cott Vending's certificate of incorporation, a director has no personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) of the GCL expressly provides that such liability may not be eliminated or limited. Under Article Six of the bylaws, any director or officer who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of Cott Vending or served as a representative of another enterprise at the request of Cott Vending shall be indemnified against all expenses, judgments, fines, excise taxes and amounts paid in settlement actually and reasonable incurred in connection with such action, suit or proceeding to the extent permissible under Delaware law. Officers and directors are entitled to advances for defending such actions from Cott Vending for payment of expenses in defending the action to the extent permissible under Delaware law. Upon the request of a person for indemnification under Article Six of the bylaws, a determination as to whether indemnification is permissible is made by the board of directors or a committee thereof, or by independent legal counsel if the board or committee so directs or is not empowered by statute to make such decision.

         Another of the Guarantors organized under the law of the State of Delaware, Interim BCB, LLC ("Interim BCB") provides for indemnification of its managers and members in its amended and restated operating agreement. Section 18-108 of the Delaware Limited Liability Company Act ("DLLCA") provides that a limited liability company has the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to the standards and restrictions, if any, as set forth in the limited liability company agreement. Under Article 4.6 of the Amended and Restated Operating Agreement of Interim BCB, Interim BCB must indemnify each of its managers and members and make advances for expenses to each arising from any loss, cost, expense, damage, claim or demand, in connection with Interim BCB, the manager's or member's status as a manager or member of Interim BCB, the manger's or member's participation in the management, business and affairs of Interim BCB or such manager's or member's activities on behalf of Interim BCB to the fullest extent permitted by Section 18-108 of the DLLCA. In addition, no manager is liable to Interim BCB, any of its members, or other manager for an action taken in the managing of the business or affairs of Interim BCB if he or she performs the duty of his or her office (1) in a manner he or she believes in good faith to be in the best interest of Interim BCB and
(2) with such care as an ordinarily prudent person in a like position under similar circumstances. Furthermore, no manager is liable to Interim BCB or any members for any loss or damage except loss or damage resulting from intentional misconduct or knowing violation of law or a transaction for which a manager received a personal benefit in violation or breach of the amended and restated operating agreement.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Number            Description
------            -----------
2.1+              Asset Purchase Agreement by and between Concord Beverage
                  Company and Concord Beverage LP, dated as of October 18, 2000
                  (incorporated by reference to Exhibit 2.1 to Cott
                  Corporation's Form 8-K dated as of October 18, 2000).

2.2+              Agreement of Sale by and between Concord Beverage Company and
                  Concord Beverage LP, dated as of October 18, 2000
                  (incorporated by reference to Exhibit 2.2 to Cott
                  Corporation's Form 8-K dated as of October 18, 2000).

2.3               Acquisition Agreement, dated November 20, 1997, among Cott UK
                  Limited, Cott Corporation and the several persons listed in
                  Schedule 1 to the Agreement relating to the

                  acquisition of Hero Drinks Group (U.K.) Limited (incorporated by reference to Exhibit 10.2 to Cott Corporation's Form 10-K dated March 31, 2000).

2.4               (*) Asset Acquisition and Facility Use Agreement, dated April
                  13, 2000, between BCB USA Corp. (since renamed "Cott Beverages
                  Inc.") and Schmalbach-Lubeca Plastic Containers USA, Inc.
                  relating to the sale of the PET perform blow molding operation
                  (incorporated by reference to Exhibit 10.1 to Cott
                  Corporation's Form 10-Q dated May 16, 2000).

2.5+              (*) Asset Purchase Agreement by and among Royal Crown Company,
                  Inc., Cott Corporation and BCB USA Corp. dated as of June 13,
                  2001 (incorporated by reference to Exhibit 2.1 to Cott
                  Corporation's Form 8-K dated July 19, 2001).

3.1 Articles of Incorporation of Cott Corporation (incorporated by reference to Exhibit 3.1 to Cott Corporation's Form 10-K dated
                  March 31, 2000).

3.2               By-laws of Cott Corporation (incorporated by reference to
                  Exhibit 3.2 to Cott Corporation's Form 10-K dated March 8,
                  2002).

3.3 Articles of Incorporation Cott Beverages Inc. (filed herewith).

3.4 Bylaws of Cott Beverages Inc. (formerly BCB USA Corp. and prior to that Cott Beverages USA Inc.) (filed herewith).

3.5               Amended and Restated Certificate of Incorporation Cott
                  Holdings Inc. (filed herewith).

3.6 Memorandum of Association and Amended and Restated Certificate of Incorporation of Cott Holdings Inc. (filed herewith)

3.7               Articles of Association and Bylaws of Cott Holdings Inc.,
                  (filed herewith).

3.8               Articles of Incorporation of Cott USA Corp., as amended
                  (filed herewith).

3.9               Bylaws of Cott USA Corp. (filed herewith).

3.10 Certificate of Incorporation of Cott Vending Inc. (filed herewith).

3.11              Bylaws of Cott Vending Inc. (filed herewith).

3.12              Certificate of Formation of Interim BCB, LLC (filed herewith).

3.13              Amended and Restated Operating Agreement of Interim BCB, LLC
                  (formerly Destination Products International, LLC) (filed herewith).

4.1               Subscription Agreement dated as of June 12, 1998 for
                  Convertible Participating Voting Second Preferred Shares,
                  Series 1 of Cott Corporation (as issuer) (incorporated by reference to Exhibit 4.2 to Cott Corporation's Form 10-K dated
                  March 31, 2000).

4.2 Letter Agreement dated as of November 3, 1999, regarding standstill provisions between Cott Corporation and the Thomas
                  H. Lee Company (incorporated by reference to Exhibit 4.3 to
                  Cott Corporation's Form 10-K dated March 31, 2000).

4.3               Indenture dated as of December 21, 2001, between Cott
                  Beverages Inc. (as issuer) and HSBC Bank USA (as trustee)
                  (incorporated by reference to Exhibit 10.5 to Cott
                  Corporation's Form 10-K dated March 8, 2002).

4.4 Registration Rights Agreement dated as of December 21, 2001, among Cott Beverages Inc., the Guarantors named therein and Lehman Brothers Inc., BMO Nesbitt Burns Corp. and CIBC World
                  Markets Corp. (incorporated by reference to Exhibit 10.5 to
                  Cott Corporation's Form 10-K dated March 8, 2002).

5.1               Opinion of Drinker Biddle & Reath LLP (filed herewith).

10.1              (*) Termination Agreement, dated November 1, 1999, among Cott
                  Beverages USA, Inc. (now "Cott Beverages Inc.") and Premium
                  Beverages Packers, Inc, (incorporated by reference to Exhibit
                  10. 1 to Cott Corporation's Form 10-K dated March 31, 2000).

10.2              (*) Supply Agreement, dated December 21, 1998, among Wal-Mart
                  Stores, Inc. and Cott Beverages USA, Inc. (now "Cott Beverages
                  Inc.") (incorporated by reference to Exhibit 10. 3 to Cott
                  Corporation's Form 10-K dated March 31, 2000).

10.3              (**) Employment Agreement of Frank E. Weise III dated June 11,
                  1998 (incorporated by reference to Exhibit 10.5 to Cott
                  Corporation's Form 10-K dated March 31, 2000), as amended July
                  3, 2001 (incorporated by reference to Exhibit 10.2 of Cott
                  Corporation's Form 10-Q for the period ended June 30, 2001).

10.4              (**) Employment Agreement of Mark Benadiba dated October 7,
                  1997, as amended December 19, 1997 (incorporated by reference to Exhibit 10. 7 to Cott Corporation's Form 10-K dated March
                  31, 2000), and as further amended September 25, 2000
                  (incorporated by reference to Exhibit 10.6 to Cott
                  Corporation's Form 10-K dated March 7, 2001).

10.5              (**) Employment Agreement of Paul R. Richardson dated August
                  23, 1999 (incorporated by reference to Exhibit 10. 8 to Cott
                  Corporation's Form 10-K dated March 31, 2000), as amended
                  February 18, 2002 (incorporated by reference to Exhibit 10.5 to Cott Corporation's Form 10-K dated March 8, 2002).

10.6              (**) Employment Agreement of Raymond P. Silcock dated August
                  17, 1998 (incorporated by reference to Exhibit 10.9 to Cott
                  Corporation's Form 10-K dated March 31, 2000).

10.7              (**) Employment Agreement of Mark R. Halperin dated July 14,
                  2000 (incorporated to Exhibit 10.10 to Cott Corporation's Form
                  10-K dated March 8, 2002).

10.8 (**) Amended 1999 Executive Incentive Share Compensation Plan effective January 3, 1999 (incorporated by reference to Exhibit 10.8 to Cott Corporation's Form 10-K for the year ended December 30, 2000).

10.9 (**) 2000 Executive Incentive Share Compensation Plan effective January 2, 2001 (incorporated by reference to Exhibit 10.9 to Cott Corporation's Form 10-K for the year ended December 30, 2000).

10.10 (**) 2001 Executive Incentive Share Compensation Plan effective January 2, 2002 (incorporated to Exhibit 10.10 to
                  Cott Corporation's Form 10-K dated March 8, 2002).

10.11             (**) Second Canadian Employee Share Purchase Plan effective
                  January 2, 2001 (incorporated by reference to Exhibit 10.11 to
                  Cott Corporation's Form 10-K for the year ended December 30,
                  2000).

10.12             Share Plan for Non-Employee Directors effective January 2,
                  2002 (incorporated to Exhibit 10.12 to Cott Corporation's Form
                  10-K dated March 8, 2002).

10.13             (*) Credit Agreement dated as of July 19, 2001 between BCB USA
                  Corp. (since renamed "Cott Beverages Inc."), Cott Corporation and the Several Lenders, Lehman Brothers Inc., First Union
                  National Bank, Bank of Montreal and Lehman Commercial Paper,
                  Inc. (incorporated by reference to Exhibit 10.1 to Cott
                  Corporation's Form 8-K dated July 19, 2001), as amended
                  December 13, 2001 and December 19, 2001 (incorporated to
                  Exhibit 10.13 to Cott Corporation's Form 10-K dated March 8,
                  2002).

10.14             Services Agreement among Cott Corporation, Deuteronomy Inc.
                  and Don Watt consulting agreement dated June 1, 1999
                  (incorporated to Exhibit 10.14 to Cott Corporation's Form 10-K dated March 8, 2002).

12.1 Computation of Ratios of Earnings to Fixed Charges (filed herewith).

21.1              List of Subsidiaries of Cott Corporation and Cott Beverages
                  Inc. (filed herewith).

23.1              Consent of Independent Accountants (filed herewith).

23.2              Consent of Drinker, Riddle & Reath LLP (included in Exhibit
                  5.1 above)

25.1              Form T-1, Statement of Eligibility under the Trust Indenture
                  Act of 1939 of HSBC Bank USA (filed herewith).

99.1              Form of Letter of Transmittal (filed herewith).

------------------

+ In accordance with Item 601(b)(2) of Regulation S-K, the exhibits to this Exhibit have been omitted and a list briefly describing those exhibits is contained in the Exhibit. The Registrant will furnish a copy of any omitted exhibit to the Commission upon request.

(*)   Document is subject to request for confidential treatment.

(**)  Indicates a management contract or compensatory plan.


ITEM 22. UNDERTAKINGS

A. Each of the undersigned registrants hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

B. Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

C. Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrants have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Toronto, Canada on March 8, 2002.

                                           COTT BEVERAGES INC.
                                           COTT CORPORATION
                                           COTT USA CORP.
                                           COTT VENDING INC.
                                           INTERIM BCB, LLC


                                           By:  /s/ Frank E. Weise III
                                           -----------------------------------
                                                Frank E. Weise III
                                                President

                                           COTT HOLDINGS INC.


                                           By:  /s/ Colin D. Walker
                                           -----------------------------------
                                                Colin D. Walker
                                                President

         Pursuant to the requirements of Section 13 or 15(d) the Securities Exchange Act of 1934, the Registrants have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

With respect to Cott Beverages Inc. and Cott USA Corp.:


     /s/ Frank E. Weise III                   President and Chief Executive           Date:  March 8, 2002
   ------------------------------------       Officer and Director
         Frank E. Weise III                   (Principal Executive Officer)


     /s/ Raymond P. Silcock                   Executive Vice President and            Date:  March 8, 2002
   ---------------------------                Director
         Raymond P. Silcock                   (Principal Financial Officer)


     /s/ Mark R. Halperin                     Senior Vice President, Secretary        Date:  March 8, 2002
   ------------------------------------       and Director
         Mark R. Halperin

With respect to Cott Holdings Inc.:


     /s/ Colin D. Walker                      President                               Date:  March 8, 2002
   ------------------------------------       (Principal Executive Officer)
         Colin D. Walker


     /s/ Raymond P. Silcock                   Executive Vice President                Date:  March 8, 2002
   ---------------------------                (Principal Financial Officer)
         Raymond P. Silcock


     /s/ Mark R. Halperin                     Senior Vice President, Secretary        Date:  March 8, 2002
   ------------------------------------       and Director
         Mark R. Halperin


     /s/ Tina Dell'Aquila                     Vice President, Controller,             Date:  March 8, 2002
   ------------------------------------       Assistant Secretary and Director
         Tina Dell'Aquila


     /s/ Catherine Brennan                    Vice President, Treasurer and           Date:  March 8, 2002
   ---------------------------                Director
         Catherine Brennan


With respect to Interim BCB, LLC:


     /s/ Frank E. Weise III                   President and Chief Executive           Date:  March 8, 2002
   ---------------------------------          Officer and Manager
         Frank E. Weise III                   (Principal Executive Officer)


     /s/ Raymond P. Silcock                   Executive Vice President and            Date:  March 8, 2002
   ------------------------                   Manager
         Raymond P. Silcock                   (Principal Financial Officer)


     /s/ Colin D. Walker                      Senior Vice President and               Date:  March 8, 2002
   ---------------------------------          Manager
         Colin D. Walker



With respect to Cott Vending Inc.:

     /s/ Frank E. Weise III                   President and Director                  Date:  March 8, 2002
   ---------------------------------          (Principal Executive Officer)
         Frank E. Weise III


     /s/ Raymond P. Silcock                   Executive Vice President and            Date:  March 8, 2002
   ------------------------                   Director
         Raymond P. Silcock                   (Principal Financial Officer)


     /s/ Colin D. Walker                      Senior Vice President and Director      Date:  March 8, 2002
   ---------------------------------
         Colin D. Walker

With respect to Cott Corporation:


     /s/ Frank E. Weise III                   Chairman, President and Chief           Date:  March 8, 2002
   ---------------------------------          Executive Officer, Director
         Frank E. Weise III                   (Principal Executive Officer)


     /s/ Raymond P. Silcock                   Executive Vice-President and            Date:  March 8, 2002
   ------------------------                   Chief Financial Officer
         Raymond P. Silcock                   (Principal Financial Officer)


     /s/ Serge Gouin                          Director                                Date:  March 8, 2002
   ------------------------------------
         Serge Gouin


     /s/ Colin J. Adair                       Director                                Date:  March 8, 2002
   ------------------------------------
         Colin J. Adair


     /s/ W. John Bennett                      Director                                Date:  March 8, 2002
   ------------------------------------
         W. John Bennett


     /s/ C. Hunter Boll                       Director                                Date:  March 8, 2002
   ------------------------------------
         C. Hunter Boll


     /s/ Thomas M. Hagerty                    Director                                Date:  March 8, 2002
   ---------------------------
         Thomas M. Hagerty


     /s/ Stephen H. Halperin                  Director                                Date:  March 8, 2002
   ------------------------------------
         Stephen H. Halperin


     /s/ David V. Harkins                     Director                                Date:  March 8, 2002
   ---------------------------------
         David V. Harkins


     /s/ True H. Knowles                      Director                                Date:  March 8, 2002
   ------------------------------------
         True H. Knowles


     /s/ Donald G. Watt                       Director                                Date:  March 8, 2002
   ------------------------------------
         Donald G. Watt

                                INDEX TO EXHIBITS

Number            Description
------            -----------
2.1+              Asset Purchase Agreement by and between Concord Beverage Company and Concord Beverage LP, dated as of October 18, 2000 (incorporated by reference to Exhibit 2.1 to Cott Corporation's Form 8-K dated as of October 18, 2000).

2.2+              Agreement of Sale by and between Concord Beverage Company and Concord Beverage LP, dated as of
                  October 18, 2000 (incorporated by reference to Exhibit 2.2 to Cott Corporation's Form 8-K dated as of October 18, 2000).

2.3               Acquisition Agreement, dated November 20, 1997, among Cott UK Limited, Cott Corporation and the several persons listed in Schedule 1 to the Agreement relating to the acquisition of Hero Drinks
                  Group (U.K.) Limited (incorporated by reference to Exhibit 10.2 to Cott Corporation's Form 10-K dated March 31, 2000).

2.4               (*) Asset Acquisition and Facility Use Agreement, dated April 13, 2000, between BCB USA Corp. (since renamed "Cott Beverages Inc.") and Schmalbach-Lubeca Plastic Containers USA, Inc. relating to the sale of the PET perform blow molding operation (incorporated by reference to Exhibit 10.1 to Cott
                  Corporation's Form 10-Q dated May 16, 2000).

2.5+              (*) Asset Purchase Agreement by and among Royal Crown Company, Inc., Cott Corporation and BCB USA
                  Corp. dated as of June 13, 2001 (incorporated by reference to Exhibit 2.1 to Cott Corporation's Form
                  8-K dated July 19, 2001).

3.1               Articles of Incorporation of Cott Corporation (incorporated by reference to Exhibit 3.1 to Cott
                  Corporation's Form 10-K dated March 31, 2000).

3.2               By-laws of Cott Corporation (incorporated by reference to Exhibit 3.2 to Cott Corporation's Form
                  10-K dated March 8, 2002).

3.3               Articles of Incorporation Cott Beverages Inc. (filed herewith).

3.4               Bylaws of Cott Beverages Inc. (formerly BCB USA Corp. and prior to that Cott Beverages USA Inc.)
                  (filed herewith).

3.5               Amended and Restated Certificate of Incorporation Cott Holdings Inc. (filed herewith).

3.6               Memorandum of Association and Amended and Restated Certificate of Incorporation of Cott Holdings Inc.
                  (filed herewith)

3.7               Articles of Association and Bylaws of Cott Holdings Inc. (filed herewith).

3.8               Articles of Incorporation of Cott USA Corp., as amended (filed herewith).

3.9               Bylaws of Cott USA Corp. (filed herewith).

3.10              Certificate of Incorporation of Cott Vending Inc. (filed herewith).

3.11              Bylaws of Cott Vending Inc. (filed herewith).

3.12              Certificate of Formation of Interim BCB, LLC (filed herewith).

3.13              Amended and Restated Operating Agreement of Interim BCB, LLC (formerly Destination Products
                  International, LLC) (filed herewith).

4.1               Subscription Agreement dated as of June 12, 1998 for Convertible Participating Voting Second
                  Preferred Shares, Series 1 of Cott Corporation (as issuer) (incorporated by reference to Exhibit 4.2 to Cott Corporation's Form 10-K dated March 31, 2000).

4.2               Letter Agreement dated as of November 3, 1999, regarding standstill provisions between Cott
                  Corporation and the Thomas H.  Lee Company (incorporated by reference to Exhibit 4.3 to Cott
                  Corporation's Form 10-K dated March 31, 2000).

4.3               Indenture dated as of December 21, 2001, between Cott Beverages Inc. (as issuer) and HSBC Bank USA
                  (as trustee) (incorporated by reference to Exhibit 10.5 to Cott Corporation's Form 10-K dated March
                  8, 2002).

4.4               Registration Rights Agreement dated as of December 21, 2001, among Cott Beverages Inc., the
                  Guarantors named therein and Lehman Brothers Inc., BMO Nesbitt Burns Corp. and CIBC World Markets
                  Corp. (incorporated by reference to Exhibit 10.5 to Cott Corporation's Form 10-K dated March 8,
                  2002).

5.1               Opinion of Drinker Biddle & Reath LLP (filed herewith).

10.1              (*) Termination Agreement, dated November 1, 1999, among Cott Beverages USA, Inc. (now "Cott
                  Beverages Inc.") and Premium Beverages Packers, Inc, (incorporated by reference to Exhibit 10. 1 to
                  Cott Corporation's Form 10-K dated March 31, 2000).

10.2              (*) Supply Agreement, dated December 21, 1998, among Wal-Mart Stores, Inc.  and Cott Beverages USA,
                  Inc. (now "Cott Beverages Inc.") (incorporated by reference to Exhibit 10. 3 to Cott Corporation's
                  Form 10-K dated March 31, 2000).

10.3              (**) Employment Agreement of Frank E. Weise III dated June 11, 1998 (incorporated by reference to
                  Exhibit 10.5 to Cott Corporation's Form 10-K dated March 31, 2000), as amended July 3, 2001
                  (incorporated by reference to Exhibit 10.2 of Cott Corporation's Form 10-Q for the period ended June
                  30, 2001).

10.4              (**) Employment Agreement of Mark Benadiba dated October 7, 1997, as amended December 19, 1997
                  (incorporated by reference to Exhibit 10. 7 to Cott Corporation's Form 10-K dated March 31, 2000), and as further amended September 25, 2000 (incorporated by reference to Exhibit 10.6 to Cott
                  Corporation's Form 10-K dated March 7, 2001).
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
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
10.5              (**) Employment Agreement of Paul R. Richardson dated August 23, 1999 (incorporated by reference to
                  Exhibit 10. 8 to Cott Corporation's Form 10-K dated March 31, 2000), as amended February 18, 2002
                  (incorporated by reference to Exhibit 10.5 to Cott Corporation's Form 10-K dated March 8, 2002).

10.6              (**) Employment Agreement of Raymond P. Silcock dated August 17, 1998 (incorporated by reference to
                  Exhibit 10.9 to Cott Corporation's Form 10-K dated March 31, 2000).

10.7              (**) Employment Agreement of Mark R. Halperin dated July 14, 2000 (incorporated to Exhibit 10.10 to
                  Cott Corporation's Form 10-K dated March 8, 2002).

10.8              (**) Amended 1999 Executive Incentive Share Compensation Plan effective January 3, 1999
                  (incorporated by reference to Exhibit 10.8 to Cott Corporation's Form 10-K for the year ended
                  December 30, 2000).

10.9              (**) 2000 Executive Incentive Share Compensation Plan effective January 2, 2001 (incorporated by reference to Exhibit 10.9 to Cott Corporation's Form 10-K for the year ended December 30, 2000).

10.10             (**) 2001 Executive Incentive Share Compensation Plan effective January 2, 2002 (incorporated to
                  Exhibit 10.10 to Cott Corporation's Form 10-K dated March 8, 2002).

10.11             (**) Second Canadian Employee Share Purchase Plan effective January 2, 2001 (incorporated by reference to Exhibit 10.11 to Cott Corporation's Form 10-K for the year ended December 30, 2000).

10.12             Share Plan for Non-Employee Directors effective January 2, 2002 (incorporated to Exhibit 10.12 to
                  Cott Corporation's Form 10-K dated March 8, 2002).

10.13             (*) Credit Agreement dated as of July 19, 2001 between BCB USA Corp. (since renamed "Cott Beverages
                  Inc."), Cott Corporation and the Several Lenders, Lehman Brothers Inc., First Union National Bank,
                  Bank of Montreal and Lehman Commercial Paper, Inc. (incorporated by reference to Exhibit 10.1 to
                  Cott Corporation's Form 8-K dated July 19, 2001), as amended December 13, 2001 and December 19,
                  2001 (incorporated to Exhibit 10.13 to Cott Corporation's Form 10-K dated March 8, 2002).

10.15             Services Agreement among Cott Corporation, Deuteronomy Inc. and Don Watt consulting agreement dated
                  June 1, 1999 (incorporated to Exhibit 10.14 to Cott Corporation's Form 10-K dated March 8, 2002).

12.1              Computation of Ratios of Earnings to Fixed Charges (filed herewith).

21.1              List of Subsidiaries of Cott Corporation and Cott Beverages Inc. (filed herewith).

23.1              Consent of Independent Accountants (filed herewith).

23.2              Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1 above).
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
Number            Description
------            -----------
25.1              Form T-1, Statement of Eligibility under the Trust Indenture Act of 1939 of HSBC Bank USA (filed herewith).

99.1              Form of Letter of Transmittal (filed herewith).
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